EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and Among

FTE Networks, Inc., as Buyer,

Benchmark Builders, Inc., as the Company

and

THE STOCKHOLDERS OF THE COMPANY, as Sellers

March 9, 2017

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 (CONT.)

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 (CONT.)

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(CONT.)

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 (CONT.)

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LIST OF SCHEDULES

Company Schedules
Company Schedule 3.1	Foreign Qualifications
Company Schedule 3.4	Company Defaults or Consents
Company Schedule 3.5	No Proceedings
Company Schedule 3.6(a)	Employee Benefit Matters
Company Schedule 3.6(c)	Benefit Plan Liabilities
Company Schedule 3.7(b)	Scheduled Contingent Liabilities
Company Schedule 3.7(d)	Accounts Receivable
Company Schedule 3.7(c)	Liens
Company Schedule 3.8(a)	Certain Material Changes
Company Schedule 3.8(b)	Certain Actions
Company Schedule 3.9(a)	Compliance with Law
Company Schedule 3.9(c)	Approvals, Registrations and Authorizations
Company Schedule 3.9(h)	Adverse Event Reports
Company Schedule 3.10	Litigation
Company Schedule 3.11	Real Property
Company Schedule 3.12(a)	Material Contracts
Company Schedule 3.12(b)	Material Contracts Benefits
Company Schedule 3.13	Insurance
Company Schedule 3.14(b)	Company Owned Intellectual Property
Company Schedule 3.14(h)	Creators of Company Owned Intellectual Property
Company Schedule 3.14(l)	Third-Party Source Code
Company Schedule 3.14(s)	Exclusivity
Company Schedule 3.14(v)	Upcoming Filings
Company Schedule 3.15	Tangible Assets Condition
Company Schedule 3.16(a)	Permits
Company Schedule 3.16(c)	Environmental Law Compliance
Company Schedule 3.17	Banks, Accounts and Authorized Signatories
Company Schedule 3.18	Customers
Company Schedule 3.20(b)	Suspensions
Company Schedule 3.20(c)	Other Person Authorizations
Company Schedule 3.21	Labor
Company Schedule 3.21(c)	Independent Contractors
Company Schedule 3.21(f)	Employees
Company Schedule 3.22	Affiliate Transactions
Company Schedule 3.23	Brokers or Finders’ Fees
Company Schedule 8.1	Tax Matters
Buyer Schedules
Buyer Schedule 5.4	Defaults or Consents
Buyer Schedule 5.10	Brokers or Finders’ Fees
Buyer Schedule 5.13	Undisclosed Liabilities
Buyer Schedule 5.14	Litigation
Buyer Schedule 5.15	Transactions with Affiliates
Schedules to Agreement
Schedule I	Estimated Working Capital
Schedule 2.2(a)	Cash Consideration
Schedule 2.2(b)	Shares to be Issued
Schedule 2.2(c)	Notes to be Issued
Schedule 2.3(d)	Excess Working Capital Percentage Interests

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LIST OF EXHIBITS

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 9, 2017 (the “Effective Date”), by and among, (i) FTE Networks, Inc., a Nevada corporation (the “Buyer”); (ii) Benchmark Builders, Inc., a New York corporation (the “Company”); and (iii) Brian McMahon (“McMahon”), Fred Sacramone (“Sacramone”), William Reynolds, Irena Spyt, Blaine Henn and Richard Prevost (the “Sellers” and collectively with the Company and the Buyer, the “Parties” and each, a “Party”).

Recitals

WHEREAS, the Company is primarily engaged in general contracting and providing construction services (as currently conducted by the Company, the “Business”); and

WHEREAS, the Sellers own all the issued and outstanding shares (the “Shares”) of capital stock of the Company;

WHEREAS, the Buyer desires to purchase the Shares, and the Sellers desire to sell the Shares to the Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in Article 10 hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereto agree as follows:

Agreement

Article 1 - SALE AND PURCHASE OF THE SHARES

1.1       Sale and Purchase of the Shares.

(a)       On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section 2.1 hereof, the Sellers shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all Liens, except for Permitted Liens and restrictions on transfer under applicable Legal Requirements.

(b)       To effect the transfers contemplated by Section 1.1(a), at the Closing, the Sellers shall deliver or cause to be delivered to the Buyer, against payment therefor in accordance with Section 1.2 hereof, certificates representing the Shares, duly executed in blank or accompanied by transfer powers duly executed in blank and otherwise in a form acceptable to the Buyer for transfer on the books of the Company.

1.2       Payment for the Shares. As payment in full for the Shares being acquired by the Buyer hereunder, the Buyer shall pay, in the manner set forth in Section 2.2 hereof, the sum of (i) Seventy-Five Million Dollars ($75,000,000), as adjusted by any Working Capital adjustments required by Section 2.2(a) and/or Section 2.3(d) (the “Purchase Price”).

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Article 2 - CLOSING

2.1       Closing. Subject to the conditions stated in Article 6 of this Agreement, the Parties shall consummate the closing of the transactions contemplated hereby (the “Closing”) at 11:30 a.m., Eastern Time on the day that is five (5) Business Days after satisfaction or waiver (to the extent permitted hereunder and by applicable Legal Requirements) of all of the conditions set forth in Sections 6.1 and 6.2 below, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing shall occur by using electronic mail, courier, facsimile or hand delivery. The Closing may occur at such other date, time and place as the Buyer and the Sellers may agree in writing. The rights and obligations of the Parties under this Agreement in the event that this Agreement is terminated without a Closing are set forth in Section 2.5.

2.2       Payment of the Purchase Price. At the Closing, subject to Section 1.1(b), the Buyer shall:

(a)       pay by wire transfer of immediately available funds to the accounts designated in writing by the Sellers, in the individual amounts set forth on Schedule 2.2(a), an aggregate amount equal to the Cash Consideration (i) increased by the amount by which the Estimated Working Capital exceeds $2,000,000 or (ii) decreased by the amount by which the Estimated Working Capital is less than $2,000,000, as adjusted pursuant to Section 2.3(d); the Estimated Working Capital will be prepared in accordance with the Accounting Principles and on a basis consistent with Schedule I;

(b)       issue and deliver to McMahon and Sacramone, in the individual amounts set forth on Schedule 2.2(b), an aggregate of 17,825,350 shares of the Buyer’s common stock, par value $0.001 per share (the “Buyer Common Stock”), which may be represented by one or more certificates or may be uncertificated, at the Buyer’s election (the “Buyer Shares”); and

(c)       issue to McMahon and Sacramone promissory notes (each, a “Note”, collectively, the “Notes” and, together with the Buyer Shares, the “Buyer Securities”) substantially in the form attached hereto as Exhibit A in the aggregate amount of Ten Million Dollars ($10,000,000), in such individual amounts set forth on Schedule 2.2(c).

In the event of any dividend or distribution (other than customary cash dividends), stock split, reverse stock split, stock dividend, reorganization, reclassification, merger, combination, recapitalization, or other like change with respect to or affecting shares of Buyer Common Stock (or in respect of which a record date or effective date, as applicable, has been declared and passed), and including any stock repurchase or redemption effected on a substantially pro rata basis or in which the majority of the Buyer’s stockholders participate, prior to the Closing which affects the number of shares of Buyer Common Stock that the Sellers should equitably receive, such number of Buyer Shares shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such transaction or declaration. Any payment hereunder to be made in the form of shares of Buyer Common Stock shall be made only in whole shares, and any fractional shares shall be rounded to the nearest whole share.

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2.3       Working Capital Adjustment.

(a)       Within 90 days after the Closing Date, the Company will prepare and deliver to the Sellers a balance sheet of the Company (the “Closing Statement”), setting forth the Working Capital of the Company as of the Closing Date. The Closing Statement will be prepared in accordance with the Accounting Principles and on a basis consistent with Schedule I.

(b)       Within 30 days following receipt by the Sellers of the Closing Statement, Sacramone, on behalf of the Sellers, may deliver written notice to the Buyer of any dispute the Sellers have with respect to the preparation or content of the Closing Statement, setting forth in reasonable detail the basis for such dispute. If Sacramone does not so notify the Buyer of a dispute with respect to the Closing Statement within such 30-day period, such Closing Statement will be final, conclusive and binding on the Parties. In the event of a timely notification of a dispute, the Buyer and Sacramone will negotiate in good faith to resolve such dispute. If the Buyer and Sacramone fail to resolve such dispute within 30 days after Sacramone advises the Buyer of the Sellers’ objections, then the Buyer and Sacramone will submit the items remaining in dispute to a nationally recognized firm of independent public accountants as to which the Buyer and Sacramone mutually agree acting promptly and in good faith (the “Independent Accounting Firm”). The Independent Accounting Firm will, acting as experts in accounting and not as arbitrators, resolve the dispute. The Sellers and the Buyer each agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. As promptly as practicable thereafter, the Buyer and Sacramone will each prepare and submit a presentation to the Independent Accounting Firm regarding the dispute. As soon as practicable thereafter, the Buyer and Sacramone will direct the Independent Accounting Firm to decide the specific items and amounts under dispute by the Parties by assigning a value to such items equal to one of, or any amount between, the values attributed to such items in the presentations submitted by Sacramone and the Buyer and the Independent Accounting Firm will be required to apply the Accounting Principles and on a basis consistent with Schedule I in making such determination. The Buyer and Seller shall share equal responsibility for all of the fees and expenses of the Independent Accounting Firm. All determinations made by the Independent Accounting Firm will be final, conclusive and binding on the Parties. The term “Final Closing Statement,” as used in this Agreement, will mean the definitive Closing Statement accepted by Sacramone or agreed to by Sacramone, on behalf of the Sellers, and the Buyer or the definitive Closing Statement resulting from the determinations made by the Independent Accounting Firm in accordance with this Section 2.3(b) (in addition to those items accepted by Sacramone or agreed to by Sacramone, on behalf of the Sellers, and the Buyer).

(c)       The Buyer will, and will cause the Company to, (A) assist the Sellers and their representatives in the review of the Closing Statement and provide the Sellers with reasonable access during normal business hours to the books, records, supporting data, facilities and employees of the Company for purposes of their review of the Closing Statement, and (B) reasonably cooperate with the Sellers and their representatives in connection with such review, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Closing Statement as is requested by the Sellers or their representatives.

(d)       Within 5 Business Days of the date on which the Final Closing Statement is finally determined pursuant to Section 2.3(b):

(i)       If the Working Capital set forth on the Final Closing Statement (the “Final Working Capital”) is less than the Estimated Working Capital, then the Cash Consideration will be adjusted downward by the amount of the difference between the Estimated Working Capital and the Final Working Capital and the Sellers will promptly pay to the Company an amount equal to such difference pro rata in accordance with the percentages set forth on Schedule 2.3(d), an aggregate amount equal to such difference.

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(ii)       If the Final Working Capital is greater than the Estimated Working Capital, then the Cash Consideration will be adjusted upward by the difference between the Final Working Capital and the Estimated Working Capital and the Buyer will promptly pay to the Sellers, pro rata in accordance with the percentages set forth on Schedule 2.3(d), an aggregate amount equal to such difference.

(e)       Any payment required to be made pursuant to this Section 2.3 will be made by wire transfer of immediately available funds to an account or accounts designated in writing by the receiving Party or Parties for such purpose or by such other means as mutually agreed upon by the Parties.

(f)       If, at any time prior to the date on which the Final Closing Statement is finally determined, Sacramone is unwilling or unable to fulfill his obligations under this Section 2.3, the Sellers will agree on a replacement and the Sellers shall promptly deliver written notice to the Buyer identifying such replacement and such replacement shall have all of the rights and duties that Sacramone had under this Section 2.3.

2.4       Lease Covenants.

(a)       The Sellers shall obtain and deliver the Lease Estoppel and the Sublease Estoppel not later than five (5) days prior to the Closing.

(b)       The Sellers shall obtain and deliver the Landlord Consent not later than five (5) days prior to the Closing.

2.5       Termination Prior to Closing.

(a)       This Agreement may be terminated in writing at any time prior to the Closing:

(i)       by the mutual written consent of the Buyer and the Sellers;

(ii)       by the Buyer or the Sellers if the Closing shall not have occurred on or before May 8, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose failure to fulfil any obligation under this Agreement shall have been the direct cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(iii)       by the Buyer, if the Buyer is not then in material breach of any provision of this Agreement, if (A) a breach of any provision of this Agreement has been committed by the Sellers such that the condition set forth in Section 6.2(u) would not be satisfied or (B) there exists a breach of any representation or warranty of the Sellers contained in this Agreement such that the condition set forth in Section 6.2(v) would not be satisfied and, in the case of either clause (A) or (B), such breach is either continuing and has not been cured, or is incapable of being cured, by the Sellers by the later of (1) at least five (5) Business Days prior to the Outside Date or (2) within 30 days of receipt by the Sellers of notice of such breach;

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(iv)       by the Sellers, if the Sellers are not then in material breach of any provision of this Agreement, if (A) a breach of any provision of this Agreement has been committed by Buyer such that the condition set forth in Section 6.1(q) would not be satisfied or (B) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the condition set forth in Section 6.1(r) would not be satisfied and, in the case of either clause (A) or (B), such breach is either continuing and has not been cured, or is incapable of being cured, by the Buyer by the later of (1) at least five (5) Business Days prior to the Outside Date or (2) within 30 days of receipt by the Buyer of notice of such breach; or

(v)       by the Sellers if the SEC or any state securities commission issues or threatens to issue any stop order applicable to the Buyer or any of Buyer’s securities or suspends the trading of any of Buyer’s securities.

(b)       In the event of termination of this Agreement by either the Buyer or the Sellers as provided in Section 2.5, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Buyer or the Sellers (or any stockholder, director, officer, employee, agent, consultant or other representative of such Party), other than under the provisions of this Section 2.5, Article 9 (Miscellaneous) and Article 10 (Definitions) (to the extent such definitions are used in the foregoing noted Articles and Sections) each of which shall survive the termination hereof; provided, however, the termination of this Agreement shall not relieve any Party from any liability to another for any material breach of any representation, warranty, covenant or obligation contained in this Agreement prior to such termination, or for actual fraud, and in each case, the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

Article 3 - REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SELLERS

The Company, Sacramone, and McMahon hereby, jointly and severally, represent and warrant to the Buyer as of the Effective Date and as of the Closing Date that:

3.1       Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the requisite power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted. Neither the character of the Company’s Properties nor the nature of the Business requires the Company to be duly qualified to do business as a foreign company in any jurisdiction outside those identified in Company Schedule 3.1 attached hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and the Company is qualified as a foreign corporation and in good standing in each jurisdiction listed with respect to the Company in Company Schedule 3.1.

3.2       Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company and the Company has all requisite power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its obligations hereunder and under the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of the Company (including approval of the Company’s board of directors) and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

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3.3       Capitalization and Company Records.

(a)       The authorized capital stock of the Company consists of two hundred (200) shares of Common Stock, comprising one hundred eight (108) shares of Class A Common Stock and ninety-two (92) shares of Class B Common Stock. As of the Effective Date, one hundred eight (108) shares of Class A Common Stock and ninety-two (92) shares of Class B Common Stock, which constitute the Shares, are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Company to issue or sell any Shares, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding capital stock of the Company. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b)       The stock register of the Company accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(c)       The Company does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, limited liability company, partnership, joint venture or other Person.

3.4       No Company Defaults or Consents. Except as otherwise set forth in Company Schedule 3.4 hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(a)       violate or conflict with any of the terms, conditions or provisions of the Organizational Documents;

(b)       violate any Legal Requirements applicable to the Company;

(c)       violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

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(d)       result in the termination of any Contract of the Company, or require the payment of any fees, Taxes or assessments, pursuant to any federal, state or local program or initiative, (i) relating to minority owned or small disadvantaged businesses, or (ii) based upon some other status of business ownership;

(e)       result in the creation of any Lien on any Properties of the Company other than any Liens that result from the Buyer’s acquisition of the Shares; or

(f)       require the Sellers or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any non-governmental third party or any Governmental Authority.

3.5       No Proceedings. Except as otherwise set forth in Company Schedule 3.5, neither the Company nor the Sellers have received written notice or is aware that any suit, action, dispute, inquiry or other proceeding is pending or, to the Knowledge of the Company or to the knowledge of any of the Sellers, threatened before any Governmental Authority seeking to restrain the Company or the Sellers or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Company or any of its Properties as a result of the consummation of this Agreement.

3.6       Employee Benefit Matters.

(a)       Company Schedule 3.6(a) hereto provides a list of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company, which has been so sponsored, maintained or contributed to at any time during the Company’s existence or with respect to which the Company has or may have any actual or contingent liability:

(i)       each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (each a “Plan” and collectively referred to herein as “Plans”); and

(ii)       each material personnel policy, employee manual or other written statement of rules or policies concerning employment, collective bargaining agreement, equity compensation plan, phantom equity plan or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, change in control plan or arrangement, deferred compensation plan or arrangement, consulting agreement, employment contract and each other material employee benefit plan, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in Section 3.6(a)(i), including any compensation arrangement with any Seller or its Affiliates, whether relating to the transactions contemplated hereby or otherwise (each a “Benefit Program or Agreement” and collectively referred to herein as “Benefit Programs or Agreements”).

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(b)       True, correct and complete copies of each of the Plans (if any), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been made available to the Buyer. There has also been made available to the Buyer, with respect to each Plan, the following: (i) copies of the most recent Internal Revenue Service (the “IRS”) determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; (iii) copies of the three most recent Forms 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable) and the non-discrimination testing results for the three most recent plan years; and (iv) copies of all trust documents or funding/insurance documents related to each Plan. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been made available to the Buyer.

(c)       Except as otherwise set forth in Company Schedule 3.6(c) hereto,

(i)       For purposes of this Agreement, “ERISA Affiliates” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Section 414(b) or (c) of the Code;

(ii)       neither the Company nor any ERISA Affiliate contributes to or has an obligation to contribute to, and neither the Company nor any ERISA Affiliate has at any time contributed to or during the past six (6) years had an obligation to contribute to, and neither the Company nor any ERISA Affiliate has any actual or contingent liability (including any withdrawal liability as defined in ERISA Section 4201) under (x) a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, (y) a Plan subject to Section 412 of the Code or Title IV of ERISA or (z) any Plan in which stock of the Company is or was held as a plan asset;

(iii)       each Plan and Benefit Program or Agreement has been administered in all material respects in compliance with its terms and all applicable Legal Requirements, including, without limitation, if applicable, ERISA and the Code, except in such respects that would not reasonably be expected to have a Material Adverse Effect on the Company;

(iv)       except as such failure to perform would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has performed in all material respects all obligations, whether arising under Legal Requirements or Contract, required to be performed by it in connection with the Plans and the Benefit Programs or Agreements, including, without limitation, the notice and continuation coverage requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and, to the Knowledge of the Company, there have been no material defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(v)       all material reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, except as such failure to file would not reasonably be expected to have a Material Adverse Effect on the Company;

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(vi)       each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS regarding such qualified status and has not, since receipt of the most recent favorable determination or opinion letter, been amended or operated in a way which would reasonably be expected to adversely affect such qualified status;

(vii)       there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets, that would reasonably be expected to have a Material Adverse Effect on the Company;

(viii)       all premiums, contributions or other material payments required to be made to the Plans pursuant to their terms and provisions and applicable Legal Requirements as of the Closing Date have been made timely, except where such failures would not reasonably be expected to have a Material Adverse Effect on the Company;

(ix)       the Company has materially complied with (x) the health care continuation requirements of COBRA, (y) the requirements of the Family Medical Leave Act of 1983, as amended, and (z) the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, as well as all similar provisions of state law applicable to the Company’s employees, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company

(x)       to the Knowledge of the Company, none of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, any Seller, the Company or any officer, director, employee or fiduciary thereof to a material Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA, except where such transactions would not reasonably be expected to have a Material Adverse Effect on the Company;

(xi)       there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the IRS, the Department of Labor or the Pension Benefit Guaranty Corp.;

(xii)       each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would be reasonably expected to adversely affect such exempt status;

(xiii)       the Company does not maintain or contributes to, nor has it maintained or contributed to, nor as a result of the transactions contemplated by this Agreement will it be required to contribute to, any Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA or other applicable Legal Requirements);

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(xiv)       none of the Plans is a self-insured group health plan;

(xv)       each Plan or Benefit Program or Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered at all times in material compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company; and

(xvi)       neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, or (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

3.7       Financial Statements; No Undisclosed Liabilities.

(a)       The Company has delivered to the Buyer true and complete copies of (i) the audited Financial Statements with respect to the Company as of and for the years ended December 31, 2014 and 2015 (the “Audited Financial Statements”), (ii) any management letters relating to the Audited Financial Statements received by the Company, any Seller or any of such Seller’s Affiliates from the auditors, and any other written correspondence addressing any material deficiencies or weaknesses with respect to the Company and/or such financial statements (collectively, the “Management Letters”), and (iii) unaudited Financial Statements as of and for the twelve (12) month period (the “Interim Period”) ended December 31, 2016 (the “Balance Sheet Date”, and together with the Audited Financial Statements, collectively, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto in the case of Audited Financial Statements) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except in the case of the unaudited financial statements, for the omission of footnotes and subject to year-end adjustments). All of the Company Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company for the dates or periods indicated thereon applied on a consistent basis throughout the periods indicated (except for the absence of the footnotes and, with respect to the unaudited financial statements, year-end adjustments).

(b)       Except for, (i) the liabilities reflected on the Company’s balance sheet as of the Balance Sheet Date included with the Company Financial Statements, (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business, none of which are material, (iii)  obligations under (x) Contracts listed in Company Schedule 3.12(a), and/or (y) Contracts not required to be listed in Company Schedule 3.12(a), (iv) the liabilities set forth in Company Schedule 3.7(b) hereto, and (v) liabilities not classified as a debt, indebtedness or financing under GAAP or any Legal Requirement relating to Tax, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, or required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP) including, but not limited to, liabilities for violation of Legal Requirements, breach of contract or tort that would be required by GAAP to be reflected in the Balance Sheet.

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(c)       Since January 1, 2014, there has not been, to the Knowledge of the Company, any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting. Except as set forth in the Company Financial Statements and the Management Letters, with respect to the periods covered thereby (i) there have not been any significant deficiencies in the financial reporting of the Company which are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, (ii) there are no extraordinary or material non-recurring items of income or expense during the periods covered by the Audited Financial Statements, and (iii) the balance sheets included in the Audited Financial Statements do not reflect any write-up, write-down or revaluation increasing or decreasing the book value of the assets, in each case, except as specifically disclosed thereon or in the notes thereto.

(d)       Except as otherwise set forth in Company Schedule 3.7(d) hereto, the accounts receivable reflected on the balance sheet as of the Balance Sheet Date included in the Company Financial Statements and all of the Company’s accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business and the Company is entitled to collect the net accounts receivable in full, subject to the applicable reserves set forth on balance sheet as of the Balance Sheet Date in a manner consistent with past practice. Except as otherwise set forth in Company Schedule 3.7(d) hereto, no such account has been assigned or pledged to any Person, and, except only to the extent fully reserved against as set forth in the balance sheet as of the Balance Sheet Date included in the Company Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or, to the Knowledge of the Company, exists.

3.8       Absence of Certain Changes.

(a)       Except as otherwise set forth in Company Schedule 3.8(a) hereto and excluding any event or circumstance generally affecting the industries in which the Company operates without specifically affecting the Company, since January 1, 2016, there has not been:

(i)       any event, circumstance or change that had or is reasonably likely to have a Material Adverse Effect on the Company; or

(ii)       any damage, destruction, loss or waiver of rights (whether or not covered by insurance) that had or is reasonably likely to have a Material Adverse Effect; or

(iii)       any adverse change in the Company’s relationships with dealers or agents, pricing policies (to customers), accounts receivable, required reserves, risk fees, accounts payable, prospects or backlog that had or is reasonably likely to have a Material Adverse Effect.

(b)       Except as otherwise set forth in Company Schedule 3.8(b) hereto or as otherwise contemplated by this Agreement, since January 1, 2016, the Company has not done any of the following:

(i)       merged into or with or consolidated with, or acquired the business or assets of, any Person;

(ii)       purchased any securities of any Person;

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(iii)       created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv)       made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or took or omitted to take any other action related to Taxes;

(v)       amended or terminated any Material Contract;

(vi)       except for Permitted Liens, sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (A) in the ordinary course of business, or (B) pursuant to any Contract specified in Company Schedule 3.12(a);

(vii)       settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)       incurred or approved, or entered into any Contract to make, any expenditures in excess of $50,000 (other than those arising in the ordinary course of business or those required pursuant to any Contract specified in Company Schedule 3.12(a));

(ix)       maintained its books of account other than in the usual, regular and ordinary manner and on a basis consistent with prior periods (including with respect to accruals) or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP (including with respect to accruals);

(x)       adopted any Plan or Benefit Program or Agreement, or granted any increase in, or made any change to, the compensation payable or to become payable to directors, officers or employees other than in the ordinary course of business;

(xi)       made any payment to any Affiliate (other than with respect to any employment arrangement with any such Affiliate) or forgiven any indebtedness for borrowed money due or owing from any Affiliate to the Company;

(xii)       (A) provided discounts on pricing or receivables other than in the ordinary course of business, or (B)  modified the accounting for or funding of reserves;

(xiii)       engaged in any transactions with an Affiliate outside the ordinary course of business;

(xiv)       declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)       amended the Organizational Documents;

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(xvi)       issued any shares of capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock or other securities; or

(xvii)       committed to do any of the foregoing.

3.9       Compliance with Laws.

(a)       Except as otherwise set forth in Company Schedule 3.9(a) hereto, the Company is and, since January 1, 2014, has been in compliance in all material respects with any and all Legal Requirements applicable to the Company. Except as otherwise set forth in Company Schedule 3.9(a) hereto, and without limiting the generality of the foregoing, (i) since January 1, 2014, the Company has not received or entered into any written citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any written notice from any Governmental Authority that would indicate that it is not currently in compliance with all such Legal Requirements, (ii) to the Knowledge of the Company, the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or material breach or material violation of, any applicable Legal Requirement or Permit applicable to the Company, and (iii) to the Knowledge of the Company, no formal or informal investigation or review related to the Company has been conducted since January 1, 2014 or is being conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened against the Company.

(b)       Since January 1, 2014, the Company has not received any written notice of it being subject to any, and, to the Knowledge of the Company, there has been no threatened, adverse inspection, finding of deficiency, finding of non-compliance, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by any Governmental Authority affecting the Company.

(c)       Except as identified on Company Schedule 3.9(c), the Company has obtained all material approvals, registrations and authorizations from, and has made all appropriate applications and other submissions to, all Governmental Authorities necessary for operation of the Business relating to the Products and Services in compliance with all applicable Legal Requirements. To the Knowledge of the Company, no Other Party has failed to obtain all approvals, registrations and authorizations from, has failed to make all appropriate applications and other submissions to, or has failed to prepare and maintain all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, all applicable requirements of any Governmental Authorities necessary for operation of its past and present business activities relating to the Services or the Business in compliance with all applicable Legal Requirements. As used herein, “Other Party” means any Person employed or retained by the Company to sell or market any of the Services, excluding, for the avoidance of doubt, any Persons involved in a co-marketing or similar relationship with the Company.

(d)       The Company has not made any false statement in, or material omission from, the applications, approvals, reports or other submissions to any Governmental Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Authorities relating to the Products or Services or the Business.

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(e)       The Company has not made or offered and, to the Knowledge of the Company, no Other Party has made or offered, any payment, gratuity or other thing of value that is prohibited by any applicable Legal Requirements to any personnel of any Governmental Authorities in connection with the approval or regulatory status of the Products or Services.

(f)       The Company is, and to the Knowledge of the Company, all Other Parties are in compliance, in all material respects, with all Legal Requirements relating to the Products or Services, including any requirements for investigating customer complaints and inquiries.

(g)       Neither the Company nor, to the Knowledge of the Company, any of the Other Parties, has sold any Products or Services into any jurisdictions without first having obtained all material approvals, registrations and permissions from all applicable Governmental Authorities. There are no pending or outstanding written : (1) warning letters or other regulatory letters or sanctions or (2) field notifications or alerts relating to the Products or Services or the Business that assert ongoing lack of compliance with any such Legal Requirements by the Company.

(h)       Except as set forth on Company Schedule 3.9(h), the Company has (A) made available to the Buyer correct and complete copies, or summaries of, all material adverse event reports since January 1, 2016 that have been completed and are in the possession or control of the Company, which reports, among other things, detail material customer complaints or mistakes made by the Company relating to the Products and Services, and (B) informed the Buyer regarding any and all material adverse event reports since January 1, 2016 that have not been completed and documented, by the Closing Date, in written form in the manner set forth under subsection Section 3.9(h)(A) above.

3.10       Litigation. Except as otherwise set forth in Company Schedule 3.10 hereto, there are no claims, actions, suits, investigations, disputes, inquiries or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator. Company Schedule 3.10 hereto also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated with respect to the Company since January 1, 2013. Without limiting the generality of the foregoing, since January 1, 2014, the Company has not received any written notice with respect to (i) claims existing or to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on the Company’s Products or Services, (ii) claims existing as a result of the sale of any Product or performance of any Service by the Company or based on the nature of the Company’s Products or Services, or (iii) claims in tort related to the negligence of the Company or any employees, representatives or agents of the Company.

3.11       Real Property.

(a)       Other than as identified in Company Schedule 3.11 hereto, the Company does not own (and has never owned) any real property or any ownership interest therein.

(b)       Company Schedule 3.11 identifies that certain Standard Form of Loft Lease, which constitutes the only lease, license or similar agreement to which the Company is a party for the use or occupancy of real estate owned by a third-party and leased to or occupied by the Company (the “Lease”) (a true and complete copy of which has previously been made available to the Buyer, together with all related documents, e.g., subordination and non-disturbance agreements, lease amendments or modifications, and subleases).

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(c)       The Company is the sole owner and holder of a leasehold interest in the leased premises covered by the Lease (the leased premises as identified in the Lease, which is referred to herein as the “Leased Premises”), free and clear of any liabilities except for Permitted Liens.

(d)       The Lease is valid and in full force and effect, and the Company has not granted or entered into any leases, licenses, concessions, occupancy agreements or assignment agreements with respect to the Lease or the Leased Premises, other than the Sublease.

(e)       Neither the Company as tenant, nor to the Knowledge of the Company, the Landlord, as landlord, is in default or material breach under the Lease, nor has any event occurred which, with the passage of time or the giving of notice or both reasonably would be expected to cause a material breach of or default by the Company or, to the Knowledge of the Company, by the Landlord, under the Lease. Neither the Company as sublandlord, nor to the Knowledge of the Company, the Sublessee, as sublessee, is in default or material breach under the Sublease, nor has any event occurred which, with the passage of time or the giving of notice or both reasonably would be expected to cause a material breach of or default by the Company or, to the Knowledge of the Company, by the Sublessee, under the Sublease.

(f)       There are no pending, or to the Knowledge of the Company threatened, legal proceedings, lawsuits, condemnation actions or administrative actions to which the Company is a party, or reasonably can be expected to be named as a party relating to or affecting the Lease, the Sublease or the Leased Premises.

(g)       There are no outstanding options or rights of refusal of any type to purchase or lease the Leased Premises in favor of the Company, or any portion thereof or interest therein, except as expressly provided in the Lease.

(h)       To the Knowledge of the Company, excepting (i) matters of maintenance or repair that the Company has elected, in the ordinary course of business consistent with commercially reasonable property management practices, to delay as deferred maintenance items, the Leased Premises is in good operating condition and repair, reasonable wear and tear excepted taking into consideration the age of such facilities. Furthermore, the Leased Premises and the business conducted thereon comply in all material respects with all applicable Legal Requirements.

3.12       Material Contracts.

(a)       Except for the Contracts set forth in Company Schedule 3.12(a) and any Contract with a person or entity listed on Company Schedule 3.18 hereto (such Contracts, the “Material Contracts”), other than Contracts entered into with customers in the Ordinary Course, the Company is not a party to or bound by any Contracts of the following types:

(i)       any Contract that provides any customer with discounted pricing or the potential right to any such discounts in the future other than in the ordinary course of business;

(ii)       any Contract for capital expenditures by the Company in excess of $100,000 in the aggregate;

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(iii)       any Contract pursuant to which the Company licenses or leases from any other Person, any material Properties and any Contract (other than customer Contracts) pursuant to which the Company licenses or leases any material Properties to any other Person;

(iv)       any Contract relating to (A) the borrowing of money, (B) the guarantee of any payment obligation, (C) the deferred payment of the purchase price of any Properties or (D) any bonding or surety agreement or arrangement;

(v)       any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract;

(vi)       any Contract that require Company to purchase or sell a stated portion of the requirements or outputs of the Company or that contain “take or pay” provisions;

(vii)       any employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than 90 calendar days’ notice;

(viii)       any Contract containing a “most favored nation” provision;

(ix)       any so-called “requirements” Contract requiring Company to purchase its requirements or a specified minimum amount of a particular raw material, resource or product from a particular supplier or suppliers, or to purchase all or substantially all of the output or production of a particular supplier;

(x)       any power of attorney;

(xi)       any Contract that provides for the termination, acceleration or payment or other rights upon the occurrence of a change of control of the Company;

(xii)       any Contract with a supplier that has a term of more than one year;

(xiii)       any Contract with any Affiliate of the Company relating to the provision of funds, real property, goods or services by or to the Company;

(xiv)       any Contract for the sale of any assets outside the ordinary course of business that in the aggregate have a net book value on the Company’s books of greater than $50,000;

(xv)       any Contract that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(xvi)       any preferential purchase right, right of first refusal or similar Contract; or

(xvii)       any other Contract that is material to the Company’s business, operations, prospects, Properties, financial condition or cash flows, taken as a whole.

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(b)       All of the Material Contracts are valid, binding and in full force and effect with respect to the Company and, to the Knowledge of the Company, each counter-party thereto, and the Company has not been notified or advised in writing by any party thereto of such party’s intention or desire to terminate any such Contract in any respect. There are no material disputes pending or, to the Knowledge of the Company, threatened under any Material Contract. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the material terms or covenants of any Material Contract. Except as set forth on Company Schedule 3.12(b), immediately following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Material Contract. The Company has made available to the Buyer true and correct copies of each of the Material Contracts, including all modifications, amendments and supplements thereto, and written summaries of the terms of all oral Material Contracts.  To the extent any such Material Contract has not been executed by all parties thereto, the Company and, to the Knowledge of the Company, the counterparty  thereto is operating in accordance with the material terms of the form of such Contract that has been made available to the Buyer.

3.13       Insurance. Company Schedule 3.13 hereto sets forth a complete and correct list of all first-party and third-party insurance policies (including, but not limited to, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company or any of its Properties, including the annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth in Company Schedule 3.13 and full and complete copies of all policies (including all endorsements) have been made available to the Buyer. Such policies are in amounts that constitute compliance by the Company with all applicable Legal Requirements and all Material Contracts. Since January 1, 2016, none of the insurance carriers has indicated to the Company in writing an intention to cancel any such policies or to materially increase any insurance premiums (including, but not limited to, workers’ compensation premiums), or that any insurance required to be listed in Company Schedule 3.13 will not be available in the future on substantially the same terms as currently in effect. The Company has no claim pending, noticed or anticipated against any of its insurance carriers (or against any third parties’ insurance carrier with respect to the Company’s status as a beneficiary or additional insured) for failure to pay claims under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence or wrongful act of any kind which could reasonably be expected to give rise to any such claim.

3.14       Intellectual Property.

(a)       Definitions:

(i)       “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force and effect): (A) all United States, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all Trade Secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, and contract rights therein; (5) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (6) rights of publicity and personality; and (7) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (6) above, anywhere in the world (items (1) through (7) collectively, “Intellectual Property Rights”); and (B) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).

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(ii)       “Company Owned Intellectual Property” means all Intellectual Property owned by Company.

(iii)       “Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to Company. Unless otherwise noted, all references to “Company Intellectual Property” refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

(b)       Company Schedule 3.14(b) lists the following:

(i)       all of the Company’s registrations and applications for registration for Company Owned Intellectual Property;

(ii)       all licenses, sublicenses, reseller, distribution, and other agreements or arrangements in accordance with which any other Person is authorized by the Company to have access to, resell, distribute, or use Company Owned Intellectual Property or to exercise any other right with regard thereto, in each case, other than customer contracts entered into in the ordinary course of business;

(iii)       all licenses and other agreements under which the Company has been granted a license or any other right to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped,” “click through,” or other form licensed based “off-the-shelf” third-party Intellectual Property that is otherwise commercially available) where such Company Licensed Intellectual Property is a part of, offered in conjunction with, or used by Company in connection with the development, support, or maintenance of Company’s Products, Technology, or Services (“In-Licenses”);

(iv)       any obligations of exclusivity, covenants not to sue, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation to which Company is subject and that relate to and/or restrict any Company Intellectual Property or the Company’s Products, Business or services that are provided using Company Intellectual Property; and

(v)       any grants by the Company of exclusivity (including exclusive license rights or other exclusivity in Company Owned Intellectual Property granted by the Company), covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation to which Company is subject and that relate to and/or restrict any Company Intellectual Property.

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(c)       The Company owns free and clear of Liens, other than Permitted Liens, and/or encumbrances or any requirement of any past, present, or future royalty payments, all rights in all Company Owned Intellectual Property.

(d)       The Company is not in material violation of any license, sublicense, or other agreement relating to Company Intellectual Property, including any In-License.

(e)       Neither the, (i) use, reproduction, modification, distribution, licensing, sublicensing, sale, offering for sale, or import, of Company Owned Intellectual Property nor (ii) operation of the Business, including Company’s provision of Products or Services infringes any Intellectual Property Rights, or any other intellectual property, proprietary, or personal right, of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction (provided that, with respect to patents, unregistered copyrights and common-law trademark rights, such representation is given to the Knowledge of the Company). To the Knowledge of the Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property by any third-party, employee, or former employee.

(f)       The Company has not received written notice of any claims, (i) challenging the validity, effectiveness or ownership by Company of any Company Owned Intellectual Property, or (ii) that any activity described in clauses (i) or (ii) in Section 3.14(e) above infringes, or will infringe on, any third-party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction.

(g)       No parties other than Company possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property, nor has the Company granted any current or contingent rights of any kind to any source code that is part of any Company Licensed Intellectual Property.

(h)       Company Schedule 3.14(h) lists all current Independent Contractors and current employees who have created any material portion of Company Owned Intellectual Property other than employees of Company who meet all of the following requirements: (i) their work in any Product, Technology, or Service was created by them entirely within the scope of their engagement or employment by Company, (ii) their copyrightable work product in any Product, Technology, or Service is owned by Company, and (iii) any inventions of such Persons that are included or implemented in any Company Product, Technology, or Service have been validly assigned to Company.

(i)       No current or former employees, consultants, or contractors of the Company created any material portion of, or otherwise have any rights in or to, any Company Owned Intellectual Property or Product, Technology, or Service, except where the Company’s failure to own or control such rights has not had and will not have a Material Adverse Effect on the Company.

(j)       The Company has taken commercially reasonable steps to protect rights in Confidential Information (both of the Company and that of third-Persons that the Company has received under an obligation of confidentiality). All third parties with whom the Company has shared confidential proprietary information, (i) of Company, or (ii) received from others that the Company is obligated to treat as confidential and that require employees and third parties to keep such information as confidential, have entered into binding written agreements to keep such information confidential. The Company has a written policy requiring employees to hold confidential information in confidence.

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(k)       The Company is in compliance in all material respects with all applicable laws, rules, regulations, and the Company’s contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”). The Company’s Collection and Use of such Customer Information are in accordance in all material respects with the Company’s privacy policy (or applicable terms of use) as published on its website or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers (actual or potential) regarding privacy. The Company does not use, collect, or receive, in connection with the provision of its Products or Services, social security numbers or credit card numbers other than (i) social security numbers of its employees collected in connection with employment and (ii) social security numbers and credit card numbers of certain of its customers. The Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use including appropriate backup, security, and disaster recovery technology, and, to the Company’s Knowledge, no Person has gained unauthorized access to any of the Company’s software, data, systems, or networks. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of the Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of the Company’s privacy policies (or applicable terms of use) or any other contractual obligation of the Company governing the Collection and Use of Customer Information.

(l)       Company Schedule 3.14(l) identifies all licenses entered into by the Company with regard to any third-party source code.

(m)       No Company software product or service, or software used in any software product or service provided by the Company (including the Company’s software under development) is, or, will be governed by an Excluded License. “Excluded License” means any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (i) such software and other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software and other software combined or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).

(n)       The Company has not distributed or published to any third-party any of the Company’s software or software used in any Product, Technology, or Service (including Company software under development) that is governed by an Excluded License.

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(o)       The Company has not incorporated into any of its software or software used in any Product, Technology, or Service any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by Company.

(p)       The Company has not incorporated into any of its software or software used in any Product, Technology, or Service any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that Company give attribution for its use of such code, modules, utilities, or libraries.

(q)       The Company is not a member of any standards-setting organization.

(r)       The Company has not participated in any standards-setting activities that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company to enforce, license or exclude others from using or licensing any Company Intellectual Property.

(s)       Except as set forth on Company Schedule 3.14(s), the Company is not subject to, and the transactions contemplated by this Agreement will not give rise to, any Company obligations of exclusivity (including exclusive license rights granted by the Company to any third-party in Company Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, most favored nation status, rights of first negotiation, or other similar material restrictions on the operation of the Business.

(t)       The transactions contemplated by this Agreement will not give rise to or cause under any agreements relating to Company Intellectual Property, (i) a right of termination under, or a breach of, any such agreement, or any loss or change in the rights or obligations of the Company under any such agreement, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that Company is otherwise obligated to pay absent Closing, or (iii) any other change in the rights or obligations or any other party to such agreement specifically with regard to payment, services, assignment, termination, or Company Intellectual Property.

(u)       The Company is not under any contractual obligation, (i) to include any Company Licensed Intellectual Property in any Product, Technology, or Service, or (ii) to obtain a third-party’s approval of any Product, Technology, or Service at any stage in the development, licensing, distribution, or sale of that Product, Technology, or Service.

(v)       Company Schedule 3.14(v) accurately identifies and describes each filing, payment, and action that should be made or taken on or before the date that is 180 calendar days after the Effective Date in order to maintain each patent, mask work, registered trademark and copyright registration in Company Owned Intellectual Property in full force and effect.

(w)       The Company has not exported or re-exported its Products, Services, or Technology, directly or indirectly, in violation of law either to: (i) any countries that are subject to U.S., Canadian, or European Union export restrictions or export restrictions of any other jurisdiction in which the Company operates or is otherwise subject; or (ii) any end-user who Company knows or has reason to know will utilize them in the design, development, or production of nuclear, chemical, or biological weapons; and the Company has complied with all end-user, end-use, and destination restrictions issued by the U.S. and any other jurisdiction to which the Company operates or is subject.

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(x)       No Person (i) is authorized to license, sublicense, resell, or otherwise distribute any Company Owned Intellectual Property either for itself or on behalf of Company, or (ii) has any obligation to distribute any Company Owned Intellectual Property on behalf of Company, including bug fixes, or updates.

3.15       Equipment and Other Tangible Property. Except as otherwise set forth in Company Schedule 3.15 hereto, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in its Properties (the “Tangible Company Properties”), are suitable for the purposes for which they are intended and in good operating condition and repair, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s past practices. To the Knowledge of the Company, the Tangible Company Properties are free of any material patent structural or engineering defects, and since January 1, 2016, there has not been any material interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.

3.16       Permits; Environmental Matters.

(a)       Except as otherwise set forth in Company Schedule 3.16(a) hereto, the Company has all material Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its Business and operations as presently conducted. Except as otherwise set forth in Company Schedule 3.16(a) hereto, all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no actions by a Governmental Authority have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could materially adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its Business as presently conducted. Except as otherwise set forth in Company Schedule 3.16(a) hereto, the Company is in compliance in all material respects with such Permits.

(b)       To the Knowledge of the Company, there are no claims, liabilities, causes of action, inquiries, studies, notices, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned or leased by the Company. Neither the Company nor, to the Knowledge of the Company, any current owner, lessee or operator of such real property nor, to the Knowledge of the Company, any prior owner, lessee or operator of such real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of on such real property in a manner which could reasonably be expected to form the basis for an Environmental Claim against the Company or the Buyer. The Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c)       Except as set forth on Company Schedule 3.16(c), the Company has been since January 1, 2015 and is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

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(d)       Company has not retained or assumed, either contractually or by operation of any Legal Obligation, any liabilities or obligations with regard to Hazardous Materials or Environmental Laws, or that would otherwise reasonably be likely to form the basis of any Environmental Claim against Company.

3.17       Banks. Company Schedule 3.17 hereto sets forth (a) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault; (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company with respect to the accounts, credit lines, safe deposit boxes and vaults. Except as otherwise set forth in Company Schedule 3.17 hereto, no such proxies, powers of attorney or other like instruments are irrevocable.

3.18       Customers. Company Schedule 3.18 sets forth a list of (a) the ten (10) largest customers of the Company (measured by aggregate billings for the fiscal year ended December 31, 2016), and (b) the ten (10) largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased for the Company for the fiscal year ended December 31, 2015). Except as otherwise set forth in Company Schedule 3.18 hereto, since December 31, 2016, no such party has canceled or terminated in writing or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially change the quantity, pricing or other terms applicable to its sale of products or services to the Company or its direct or indirect purchase of Products or Services from the Company. Except for deposits and prepayments Services and as otherwise set forth in Company Schedule 3.18 hereto, the Company has no express obligation to provide any Services to any Person as a result of, in exchange for, or in connection with any payment or other benefit previously received by the Company. The Company is not qualified or registered under, and since January 1, 2016, has not been qualified or registered under, any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses or (ii) based upon some other status of business ownership, and has not received from any Governmental Authority any special, preferential or advantageous treatment in connection with any such program or initiative. Since January 1, 2016, the Company has not provided any Product or Service to any Person, and is under no obligation to provide any Product or Service to any Person, in connection with or pursuant to any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses or (ii) based upon some other status of business ownership. Since December 31, 2016, the Company has not received any written claims for Damages from any customer of the Company in connection with the sale or provision of Products or Services to such customer, including, without limitation, any breach of warranty, contract, tort or other type of claim and, to the Knowledge of the Company, there are no defects which could reasonably be expected to give rise to any such claims.

3.19       Absence of Certain Business Practices. None of the Sellers, the Company nor, to the Knowledge of the Company, any other agent of the Company or any other Person acting on behalf of or associated with the Company, acting alone or together, has (other than as reimbursement or payment for the Company’s Services in the ordinary course of business consistent with past practice) (a) received, directly or indirectly, any unlawful rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any unlawful money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction). Further, the Company is not, and is not an Affiliate of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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3.20       Products, Services and Authorizations.

(a)       To the Knowledge of the Company, since January 1, 2015, no Product sold or Service rendered by the Company has been sold or rendered other than in accordance in all material respects with the provisions of all applicable Legal Requirements.

(b)       Company Schedule 3.20(b) sets forth (i) a list of all Products and Services which, at any time since January 1, 2015, have been withdrawn or suspended by the Company as a result of any action, proceeding or order binding on the Company initiated or issued by a Governmental Authority; (ii) a brief description of such actions, proceedings or orders; and (iii) a list of all letters received by the Company or the Sellers from a Governmental Authority related to such actions, proceedings or orders.

(c)       Company Schedule 3.20(c) hereto sets forth a list of all material authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance in all material respects with the terms of all the Other Person Authorizations. To the Knowledge of the Company, the Company has no reason to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course consistent with past practice.

3.21       Labor. Except as disclosed in Company Schedule 3.21 hereto:

(a)       The Company: (i) complies in all material respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, immigration and employment of non-citizen workers and wages and hours, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) has not received written notice of any material arrears of wages, Taxes or penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) has no leased employees.

(b)       To the Knowledge of the Company, the Company is employing only individuals who are lawfully permitted to work in the United States. The Company has not been notified in writing of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other Government Authority charged with administration and enforcement of federal immigration laws concerning the Company, and, since January 1, 2015, the Company has not received any “no match” notices from ICE, the Social Security Administration or the IRS.

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(c)       Company Schedule 3.21(c) hereto contains a true and complete listing, including location, of each individual paid by the Company as an independent contractor rather than an employee, and total compensation for services in excess of Fifty Thousand Dollars ($50,000) during the period from January 1, 2015 through December 31, 2016 (“Independent Contractors”). The Company has completed IRS Form SS-8 with respect to any Independent Contractor and, to the Knowledge of the Company, no Independent Contractor has completed IRS Form SS-8 with respect to the Company. Except as set forth in Company Schedule 3.21(c), no current employee of the Company was treated at any time since January 1, 2015 as an Independent Contractor of the Company. Except as set forth on Company Schedule 3.21(c), no Independent Contractor has canceled or terminated in writing or made any written threat to the Company to cancel or otherwise terminate his, her or its relationship with the Company, or to materially change the pricing or other terms applicable to his, her or its sale or provision of services to the Company, or materially reduce his, her or its business relationship with the Company other than in accordance with the Contract, if any, by which such Independent Contractor is engaged by the Company.

(d)       To the Knowledge of the Company, the Company has properly classified, since January 1, 2015, Independent Contractors and employees, and has paid all Taxes required to be paid related to said Independent Contractors and employees.

(e)       Since January 1, 2015, there have not been any, (i) work stoppages, labor disputes or other material controversies between the Company and its employees, (ii) labor union grievances or, to the Knowledge of the Company, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of the Company, threatened.

(f)       Company Schedule 3.21(f) hereto sets forth by number and employment classification the approximate number of employees employed by the Company in each classification as of the Effective Date, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

(g)       The Company does not have any liabilities or potential liabilities under any of its Plans, including but not limited to multi-employer plans or pension plans, that is not accrued or disclosed in the Financial Statements.

3.22       Transactions With Affiliates. Since January 1, 2015, except as otherwise set forth in Company Schedule 3.22 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs or Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with any Seller or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as otherwise set forth in Company Schedule 3.22 hereto, none of the Sellers or any other Affiliate of the Company is directly or indirectly indebted to the Company for money borrowed or other loans or advances, and the Company is not directly or indirectly indebted to any such Person.

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3.23       Brokers or Finders’ Fees. Except as otherwise set forth in Company Schedule 3.23 hereto, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company or the Sellers in such a manner as to give rise to any valid claim against the Buyer for any brokerage fee, finder’s fee or similar compensation.

3.24       Management Continuity. To the Knowledge of the Company, none of the officers or managers of the Company have any current intention, plan or desire to terminate their respective employment or professional service agreements with the Company or to cease performing each of their respective duties as employees of the Company or professionals providing services to the Company.

3.25       Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, the Properties reflected in the Company Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All Properties are free and clear of Liens other than Permitted Liens.

3.26       Agreements with Regulatory Agencies. The Company is not (a) subject to any cease-and-desist or other order issued by, (b) party to any Contract, consent agreement or memorandum of understanding with, (c) party to any commitment letter or similar undertaking to, (d) subject to any order or directive by, (e) a recipient of any extraordinary supervisory letter from, or (f) has adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 3.28, a “Regulatory Agreement”), any Governmental Authority that restricts the conduct of the Company’s business or that in any manner relates to its management or its business, or would reasonably be expected, following the consummation of the transactions contemplated by this Agreement, to impair in any material respect the ability of the Company to conduct the Business after the Closing Date, or the ability of the Buyer to conduct the business after the Closing Date, in each case, as presently conducted.

3.27       Inventory. All inventory of the Company, whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable and, as to finished goods, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is owned by the Company free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis.

3.28       Books and Records. The minute book and stock record book of Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and substantially complete records of all material meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

3.29       Construction Projects. The Company has caused all of its construction projects to be prosecuted with commercially reasonable diligence in a good and workmanlike manner, in material accordance with the plans and specifications and in material compliance with all Legal Requirements applicable to such projects.

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Article 4 - REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, hereby represents and warrants to the Buyer that as of the Effective Date and the Closing Date:

4.1       Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which such Seller is a party has been duly executed and delivered by such Seller, and such Seller has all requisite power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered by such Seller in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements to which such Seller is a party, and to perform its obligations hereunder and under such Ancillary Agreements. This Agreement and each Ancillary Agreement to which such Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.2       No Seller Defaults or Consents. The execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the performance by such Seller of its obligations hereunder and thereunder will not violate any applicable Legal Requirements or any judgment, award or decree or any indenture, Contract or other instrument to which such Seller is a party, or by which the properties or assets of such Seller are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, Contract or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

4.3       No Proceedings. Except as otherwise set forth in Company Schedule 3.5, such Seller has not received written notice that any suit, action, inquiry or other proceeding is pending or, to the knowledge of such Seller, threatened before any Governmental Authority seeking to restrain such Seller or prohibit its entry into this Agreement or prohibit the Closing as a result of the consummation of this Agreement.

4.4       Title to Shares. Such Seller is the sole record and beneficial owner of, and has good and valid title to, such Seller’s Shares free and clear of all Liens other than Permitted Liens. Upon consummation of the transactions contemplated by this Agreement and registration of such Seller’s Shares in the name of the Buyer in the stock records of the Company, the Buyer, assuming it shall have purchased such Seller’s Shares for value in good faith and without notice of any adverse claim, will own such Seller’s Shares free and clear of all Liens other than Permitted Liens.

4.5       Absence of Certain Business Practices. Such Seller has not (other than as reimbursement or payment for the Company’s Services in the ordinary course of business consistent with past practice) (a) received, directly or indirectly, any unlawful rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any unlawful money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction).

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4.6       Securities Matters. With respect to each of McMahon and Sacramone:

(a)       Such Seller has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the Buyer Securities and of protecting its interests in connection therewith. Such Seller has the ability to bear the economic risk of this investment, including complete loss of the investment.

(b)       Such Seller is acquiring the Note for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. Such Seller understands that the Note has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such party’s representations as expressed in this Section 4.6.

(c)       Such Seller acknowledges that, as of the Effective Date and the Closing Date, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the transactions contemplated by this Agreement and the Buyer Securities, and the merits and risks of investing in the Buyer Securities, and any such questions have been answered to such party’s reasonable satisfaction; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Seller’s reasonable satisfaction; and (iv) the opportunity to ask questions of management of the Buyer and any such questions have been answered to such Seller’s reasonable satisfaction. Such Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Buyer Securities. Such Seller acknowledges that no other Party nor any Affiliate or representative of such Party has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained herein. Except as expressly provided in this Agreement, such Seller hereby agrees that neither the Buyer nor any of its Affiliates will have or be subject to any liability for Damages or indemnification obligation to such Seller or to any other Person resulting from the issuance and sale of Buyer Securities to such Seller.

Article 5 - REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers that:

5.1       Existence and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. The Buyer qualifies as an accredited investor under Rule 501(a) of Regulation D, promulgated under the Securities Act.

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5.2       Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which the Buyer is a party has been duly executed and delivered by the Buyer and the Buyer has all requisite corporate power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered by the Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its obligations hereunder and under the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary company action on the part of the Buyer and no other proceeding on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.3       Capitalization. The authorized capital stock of the Buyer consists of the following: (i) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 795 shares are issued and outstanding, and (ii) 200,000,000 shares of common stock, par value $0.001 per share, of which 89,647,644 shares are issued and outstanding. None of the issued and outstanding shares of capital stock of the Buyer were issued in violation of any preemptive rights. Except as set forth on Buyer Schedule 5.3, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Buyer to which the Buyer is a party or, to the Knowledge of the Buyer, among any stockholders of the Buyer.

5.4       No Default or Consents. Except as otherwise set forth in Buyer Schedule 5.4 hereto, neither the execution nor delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a)       violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Buyer;

(b)       violate any Legal Requirements applicable to the Buyer;

(c)       violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Buyer;

(d)       result in the creation of any Lien on any properties of the Buyer; or

(e)       require the Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third-party or any Governmental Authority.

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5.5       No Proceedings. No suit, action, dispute, inquiry or other proceeding is pending or, to the Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain the Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Buyer or any of its properties as a result of the consummation of this Agreement.

5.6       No Other Agreements. Except for the agreements expressly contemplated hereby, none of the Buyer or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the transactions contemplated hereby.

5.7       Independent Investigation; No Other Representations and Warranties. The Buyer agrees that none of the Company, the Sellers or any of their respective Affiliates have made and shall not be deemed to have made, nor has the Buyer or any of its Affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, its business or the transactions contemplated hereby, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement. Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any financial projections, budgets or other forward looking statements. The Buyer further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company and its business, (b) has been given adequate access to such information about the Company and its business as the Buyer has reasonably requested, and (c) will not assert any claim against the Sellers or any of their partners, directors, officers, employees, advisors, agents, stockholders, managers, members, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or seek to hold any such Person liable, for any inaccuracies, misstatements or omissions with respect to any information made available, delivered, provided or made available to the Buyer or any of its Affiliates; provided, that this Section 5.7 shall not preclude the Buyer Indemnified Parties from asserting claims for indemnification in accordance with Section 7.3(a) (subject to the limitations contained in Sections 7.3 and 9.1).

5.8       Buyer Shares. Upon issuance, the Buyer Shares will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription or similar rights under any Contract or provision of applicable Legal Requirement. At the Closing, Buyer will have sufficient authorized but unissued shares or treasury shares of Buyer Common Stock for the Buyer to meet its obligation to deliver the Buyer Shares under this Agreement. Upon consummation of the transactions contemplated by this Agreement, the Sellers shall acquire good and valid title to the Buyer Shares. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Buyer Shares or obligating the Buyer to issue or sell any of the Buyer Shares to any Person.

5.9       Other Information. The representations, warranties and other statements of the Buyer contained in this Agreement and all Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

5.10       Brokers or Finders’ Fees. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Buyer or any of its Affiliates in such a manner as to give rise to any valid claim for any brokerage fee, finder’s fee or similar compensation except as may be set forth on Buyer Schedule 5.10.

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5.11       Solvency. At and immediately after the Closing, after giving effect to the transactions contemplated herein (including and financings entered into by the Buyer in connection therewith), and assuming the accuracy of the representations and warrants made by the Company and the Sellers in Article 3 and Article 4: (i) the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its subsidiaries will be greater than the total amount of their liabilities; (ii) the Buyer and its subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business consistent with past practice as they become due; (iii) no transfer of property is being made and no obligation is being incurred in connection with the consummation of the transactions contemplated herein with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its subsidiaries; and (iv) the Buyer and its subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

5.12       Reports and Financial Statements; Internal Controls.

(a)       Since January 1, 2015, the Buyer has filed all forms, reports and documents required to be filed by it with the SEC (all such required forms, reports and documents are referred to herein as the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents: (i) were prepared in accordance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Buyer SEC Documents are accurate and complete and comply as to form and content with all applicable Legal Requirements.

(b)       The audited consolidated financial statements of the Buyer as of and for the years ended December 31, 2014 and December 31, 2015, and the unaudited interim consolidated financial statements of the Buyer as of and for the quarter ended September 30, 2016, including, in each case, the notes, if any, thereto (collectively, the “Buyer Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Buyer) and the absence of complete footnotes) in all material respects the financial position of the Buyer as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of the Buyer, which books and records are accurate and complete in all material respects.

(c)       Except as disclosed in the footnotes to the Buyer Financial Statements, the Buyer is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Buyer in the Buyer Financial Statements.

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(d)       The Buyer SEC Documents set forth all of the outstanding indebtedness of the Buyer. The Buyer has not guaranteed and is not responsible or liable for any indebtedness, liability or other obligation of any Person, except as set forth in the Buyer SEC Documents.

(e)       To the Knowledge of the Buyer, since January 1, 2015, no employee of the Buyer has provided or is providing information to any law enforcement agency regarding the violation of any applicable Legal Requirement of the type described in Section 806 of the Sarbanes-Oxley Act. Neither the Buyer nor, to the Knowledge of the Buyer, any director, officer, employee or agent of the Buyer, has discharged, demoted or suspended an employee of the Buyer in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

5.13       No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet (including the notes thereto) as of December 31, 2015 included in the Buyer Financial Statements or as disclosed in Buyer Schedule 5.13, the Buyer did not have at such date, and has not incurred since that date, any liabilities, except liabilities incurred in the ordinary course of business consistent with past practice.

5.14       Litigation. Except as otherwise set forth in Buyer Schedule 5.14 hereto, or as set forth in the SEC Documents, there are no material claims, actions, suits, investigations, disputes, inquiries or proceedings against the Buyer pending or, to the Knowledge of the Buyer, threatened in any court or before or by any Governmental Authority, or before any arbitrator. Buyer Schedule 5.14 hereto also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated with respect to the Buyer since January 1, 2015.

5.15       Transactions With Affiliates. Except as otherwise set forth in Buyer Schedule 5.15 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled plans or benefit programs or agreements by employees, the Buyer has not purchased, acquired or leased any material property or services from, or sold, transferred or leased any material property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other material transaction with any stockholder or any other officer, director or shareholder of the Buyer or any of their respective Affiliates. Except as otherwise set forth in Buyer Schedule 5.15 hereto, no stockholder of the Buyer or any other Affiliate of the Buyer is directly or indirectly indebted to the Buyer for money borrowed or other loans or advances, and the Buyer is not directly or indirectly indebted to any such Person.

5.16       Agreements with Regulatory Agencies. The Buyer is not subject to, party to, the recipient of, or has adopted any Regulatory Agreement, or any cease-and-desist or other order issued by, any Governmental Authority that restricts the conduct of the Buyer’s business or that in any manner relates to its management or its business, or would reasonably be expected, following the consummation of the transactions contemplated by this Agreement, to impair in any material respect the ability of the Buyer to conduct its business after the Effective Date, or the ability of the Company to conduct the Business after the Effective Date, in each case, as presently conducted.

5.17       Absence of Certain Changes. Except as set forth on the Buyer’s Quarterly Report filed on Form 10-Q for the quarterly period ended September 30, 2016 and excluding any event or circumstance generally affecting the industries in which the Buyer operates without specifically affecting the Buyer, since September 30, 2016, there has not been any event, circumstance or change that had a Material Adverse Effect on the Buyer.

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5.18       Issuance Exemption. The issuance of the Notes and the Buyer Common Stock as contemplated by this Agreement, subject to the accuracy and truthfulness of, and in accordance with, the terms and on the bases of the representations and warranties of Sacramone and McMahon set forth herein, may and shall be properly issued by the Company to Sacramone and McMahon pursuant to exemptions from registration afforded by Section 4(a)(2) of the Securities Act or another applicable exemption under the Securities Act.

Article 6 - CONDITIONS TO THE SELLERS’ AND THE BUYER’S OBLIGATIONS

6.1       Conditions to Obligations of the Sellers. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of the Sellers, to the satisfaction or waiver of the following conditions:

(a)       As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or any of the Sellers) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Sellers as a result of the consummation of this Agreement.

(b)       The Buyer shall have made the payments of the Cash Consideration in accordance with Section 2.2 hereof

(c)       The Buyer shall have executed and delivered to the Sellers the Notes.

(d)       The Buyer shall have delivered to the Sellers stock certificates evidencing the Buyer Shares, free and clear of any encumbrances.

(e)       The Buyer shall have executed and delivered to the Sellers an employment agreement between Spyt and the Company in the form attached hereto as Exhibit B.

(f)       The Buyer shall have executed and delivered to the Sellers an employment agreement between McMahon and the Company in the form attached hereto as Exhibit C.

(g)       The Buyer shall have executed and delivered to the Sellers an employment agreement between Sacramone and the Company in the form attached hereto as Exhibit D.

(h)       The Buyer shall have executed and delivered to the Sellers an employment agreement between William Reynolds and the Company in the form attached hereto as Exhibit E.

(i)       The Buyer shall have executed and delivered to the Sellers an employment agreement between Blaine Henn and the Company in the form attached hereto as Exhibit F.

(j)       The Buyer shall have executed and delivered to the Sellers an employment agreement between Richard Prevost and the Company in the form attached hereto as Exhibit G.

(k)       The Buyer shall have delivered to the Sellers a certificate of an executive officer of the Buyer certifying (i) to be a true a correct copy of the resolutions of the Board of Directors of the Buyer approving the transactions contemplated by this Agreement and the Ancillary Agreements and that such resolutions are in full force and effect and (ii) as to the names and signatures of the officers of the Buyer authorized to sign this Agreement and the Ancillary Agreements.

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(l)       The Seller shall have received a certificate issued by the Nevada Secretary of State (and of each state or territory in which the Buyer is qualified as a foreign company), dated as of a date no less than seven (7) days prior to the Closing Date as to the good standing of the Company in such states.

(m)       The Buyer shall have executed and delivered the Registration Rights Agreement, substantially in the form attached hereto as Exhibit H.

(n)       Since January 1, 2016 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a Material Adverse Effect on the Buyer.

(o)       No proceeding in which the Buyer shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall be pending by or against the Buyer under any United States or state bankruptcy or insolvency law.

(p)       The Buyer shall have provided a substitute guarantor under the Lease, acceptable to the Landlord, sufficient to cause the Landlord to consent to the assignment of the Lease as contemplated in the Landlord Consent, and to release Sacramone as the current “Guarantor” under the Lease.

(q)       The Buyer shall have performed and complied in all material respects with the covenants and obligations set forth in this Agreement required to be performed by and complied with by the Buyer at or before the Closing Date.

(r)       Except to the extent that any inaccuracies in any such representations and warranties would not have, or would not reasonably be expected to have, a Material Adverse Effect, the representations and warranties of the Buyer contained in Article 5 shall be true and correct in all respects (without giving effect to any “materiality” and “Material Adverse Effect” qualifiers therein) as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date, except for those representations and warranties contained in Article 5 that relate to a specific date, which representations and warranties shall be true and correct as of such date.

(s)       Between the Effective Date and the Closing Date, there shall not have occurred any action, inaction, event, circumstance, change or development which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect to the Buyer.

(t)       The Buyer shall have delivered a certificate duly executed by an executive officer of the Buyer, dated as of the Closing Date, in a form and substance reasonably satisfactory to the Sellers, certifying to the fulfillment of the conditions set forth this Section 6.1.

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6.2       Conditions to Obligations of the Buyer. The obligations of the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Buyer, to the satisfaction or waiver of the following conditions:

(a)       As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain the Buyer or prohibit the Closing or seeking Damages against the Buyer or the Company or its Properties as a result of the consummation of this Agreement.

(b)       The Company shall have made available to the Buyer a certified copy of all necessary corporate resolutions and actions on its behalf approving the Company’s execution, delivery and performance of this Agreement.

(c)       Except for matters disclosed in Company Schedule 3.9(a) or Company Schedule 3.9(b) hereto, since January 1, 2016 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a Material Adverse Effect on the Company.

(d)       The Buyer shall have received a certificate issued by the New York Secretary of State (and of each state or territory in which the Company is qualified as a foreign company), dated as of a date no less than seven (7) days prior to the Closing Date as to the good standing of the Company in such states.

(e)       No proceeding in which any of the Sellers or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(f)       The Buyer shall have received all minute books of the Company.

(g)       The Buyer shall have received constructive possession of all originals and copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company or any Seller pertaining to the Company and the Business (collectively, the “Records”); provided, however, that for the avoidance of doubt the Sellers may retain (i) copies of any Tax Returns and copies of Records relating thereto, (ii) copies of all Records that any Seller is reasonably likely to need for complying with Legal Requirements or contractual commitments, and (iii) copies of any Records that in the reasonable opinion of any Seller will be or could reasonably be expected to be required in connection with the performance of such Seller’s obligations hereunder.

(h)       To the extent the Buyer provides the Sellers with a list of designees prior to the Closing, evidence satisfactory to the Buyer that such Buyer designees are the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Company Schedule 3.18 hereto.

(i)       The Buyer shall have received a certification of the Sellers’ non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b), signed under penalties of perjury, in form and substance reasonably satisfactory to the Buyer.

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(j)       Irena Spyt shall have executed an employment agreement with the Company in the form attached hereto as Exhibit B.

(k)       Brian McMahon shall have executed an employment agreement with the Company in the form attached hereto as Exhibit C.

(l)       Sacramone shall have executed an employment agreement with the Company in the form attached hereto as Exhibit D.

(m)       William Reynolds shall have executed an employment agreement with the Company in the form attached hereto as Exhibit E.

(n)       Blaine Henn shall have executed an employment agreement with the Company in the form attached hereto as Exhibit F.

(o)       Richard Prevost shall have executed an employment agreement with the Company in the form attached hereto as Exhibit G.

(p)       The Buyer shall have obtained financing arrangements sufficient, in its sole discretion, to consummate the transactions contemplated herein.

(q)       The Buyer shall have received the Company Financial Statements.

(r)       The Company shall have delivered to the Buyer the Landlord Consent, duly executed by the Landlord, which obligation shall include the Company’s compliance with the prerequisites and conditions to Landlord’s consent to an assignment of the Lease as provided therein.

(s)       The Company shall have delivered to the Buyer the Lease Estoppel, duly executed by the Landlord, without material deviation from the Lease Certifications as adapted to the Lease as set forth on attached Exhibit I.

(t)       The Company shall have delivered to the Buyer the Sublease Estoppel, duly executed by the Subtenant, without material deviation from the Lease Certifications as adapted to the Sublease as set forth on attached Exhibit I.

(u)       The Sellers shall have performed and complied in all material respects with the covenants and obligations set forth in this Agreement required to be performed by and complied with by Sellers at or before the Closing Date.

(v)       Except to the extent that any inaccuracies in any such representations and warranties would not have, or would not reasonably be expected to have, a Material Adverse Effect, the representations and warranties of the Sellers contained in Article 4 shall be true and correct in all respects (without giving effect to any “materiality” and “Material Adverse Effect” qualifiers therein) as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date, except for those representations and warranties contained in Article 4 that relate to a specific date, which representations and warranties shall be true and correct as of such date.

(w)       Between the Effective Date and the Closing Date, there shall not have occurred any action, inaction, event, circumstance, change or development which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect to the Company.

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(x)       By the Closing Date, the Sellers shall have delivered to the Buyer documentation, reasonably satisfactory to the Buyer, substantiating that distributions made by the Company to its shareholders have been made in the aggregate, since the formation of the Company and through the Closing Date, in proportion to the shareholders’ relative ownership of Common Stock and have been or will be reported to the IRS as such.

(y)       The Sellers shall have delivered a certificate duly executed by an executive officer of the Company, dated as of the Closing Date, in a form and substance reasonably satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth this Section 6.2.

Article 7 - POST-CLOSING OBLIGATIONS

7.1       Further Assurances. Following the Closing, the Company, the Sellers and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement. Additionally, the Sellers shall reasonably cooperate with the Buyer, at Buyer’s sole cost and expense, in preparing and submitting any filings or applications which may be required or advisable in connection with the Permits regardless of whether such filings or applications are to be made by the Sellers or the Buyer. The Buyer shall prepare and file all such filings or applications in a timely manner in accordance with their terms and applicable Legal Requirements.

7.2       Publicity. None of the Parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except: (a) as required by any applicable Legal Requirement, and (b) the Buyer and/or its Affiliates may make customary disclosures to the investment community and to their banks and advisors; provided that such disclosures shall not include the terms or amount of the Purchase Price, provided further that in each of (a) and (b), the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on, such release or announcement in advance of such issuance. Notwithstanding the foregoing, the Parties understand and acknowledge that as a publicly-held Company, the Buyer will be required to file a Current Report on Form 8-K with the SEC to disclose the acquisition contemplated by this Agreement (the “Form 8-K”), and all of the Parties expressly consent to such timely filing. In addition, the Sellers and the Company understand and acknowledge that in connection with such filing, the Buyer will be required to disclose the previous two (2) years audited financial statements, along with required pro-forma financial statements in accordance with Rule 3-05 of Regulation S-X, within seventy-one (71) days of the Form 8-K’s due date.

7.3       Post-Closing Indemnity by the Sellers and by the Buyer.

(a)       Subject to the provisions of this Section 7.3 and Section 9.1, from and after the Closing, McMahon and Sacramone shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates (including the Company), directors, officers, employees, agents and representatives (the “Buyer Indemnified Parties”) from and against any and all Damages arising out of, resulting from or in any way related to:

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(i)       any breach of, or inaccuracy in, any of the representations or warranties made by the Company or Sellers in this Agreement (it being agreed that, for purposes of this Section 7.3, Article 8 and Section 9.1, all qualifications and exceptions relating to “materiality,” “Material Adverse Effect” or words of similar import (but not specific dollar thresholds) shall be disregarded for purposes of calculating the amount of Damages resulting from such breach or inaccuracy, but for the avoidance of doubt, such “materiality,” “Material Adverse Effect” and words of similar import shall not be disregarded for purposes of determining whether such breach or inaccuracy exists); provided, however, that neither McMahon or Sacramone shall indemnify the Buyer Indemnified Parties for any Taxes attributable to the activities or operations of the Company after the Closing or as a result of an invalid 338(h)(10) Election; and

(ii)       any breach or default in performance by any Seller of any covenant or agreement of such Seller contained in this Agreement or the Ancillary Agreements.

(b)       Subject to the provisions of this Section 7.3 and Section 9.1, from and after the Closing, the Buyer shall indemnify and hold harmless the Sellers and their Affiliates, agents and representatives (the “Seller Indemnified Parties”) from and against any and all Damages arising out of, resulting from or in any way related to:

(i)       any breach of, or inaccuracy in, any of the representations or warranties made by the Buyer in this Agreement; and

(ii)       any breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or the Ancillary Agreements.

(c)       All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein; provided that the use of any one right or remedy hereunder by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies hereunder. Except with respect to Section 9.6 and for claims arising from fraud or willful misconduct on the part of a Party hereto, the remedies provided in this Section 7.3 (which are subject to the limitations set forth in Section 9.1) shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement and the transactions contemplated hereby, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein.

7.4       Non-Disclosure.

(a)       General. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby covenants and agrees that such Seller shall not divulge, communicate or use for any commercial purpose any Confidential Information or Trade Secrets (collectively “Company Information”) pertaining to the Company. Any Company Information now known or hereafter acquired by any Seller with respect to the Company shall be deemed a valuable, special and unique asset of the Company that is received by such party in confidence, and such Party shall treat such Company Information as such under this Section 7.4(a). In addition, each Seller will use commercially reasonable efforts to:

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(i)       receive and hold all Company Information in such Seller’s personal possession in trust and in strictest confidence;

(ii)       take reasonable steps to protect the Company Information in such Seller’s personal possession from disclosure and refrain from taking any action causing, or fail to take any action reasonably necessary to prevent, any Company Information in such Seller’s personal possession to lose its character as Company Information; and

(iii)       not directly or indirectly use the name “Benchmark Builders” or any derivative thereof in any way whatsoever for commercial purposes.

(b)       Injunction. It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by any Seller of Section 7.4(a) may cause irreparable harm and damage to the Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Seller recognizes and hereby acknowledges that the Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants set forth in Section 7.4(a) by any Seller, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer and/or the Company may possess hereunder, at law or in equity. Nothing contained in this Section 7.4(b) shall be construed to prevent the Buyer and/or the Company from seeking and recovering from a Seller Damages sustained by it as a result of any breach or violation by such Seller of any of the covenants or agreements contained herein.

7.5       Director Nomination.

(a)       The Buyer agrees that at the 2017 annual meeting of its stockholders, the Buyer’s Board of Directors will (i) nominate Sacramone as a member of the Board of Directors of the Buyer, and (ii) cause all proxies received by the Buyer to be voted in the manner specified in such proxies. The Buyer shall use its reasonable best efforts to ensure that Sacramone is elected to the Buyer’s Board of Directors at the 2017 annual meeting of its stockholders.

(b)       Following Sacramone’s appointment or election as a member of the Buyer’s Board of Directors, the Buyer’s Board of Directors shall offer to Sacramone the opportunity to serve on each committee of the Buyer’s Board of Directors, except where such service is not permissible with the exchange on which Buyer Common Stock is listed.

(c)       If, at any time prior to the maturity date of the Note(s), Sacramone is unwilling or unable to serve as a nominee or director of the Buyer, as the case may be, the Sellers and the nominating committee of the Buyer’s Board of Directors will agree on a replacement nominee or director, as the case may be, that is selected by the Sellers and reasonably acceptable to the nominating committee of the Buyer’s Board of Directors.

(d)       The Buyer and the Buyer’s Board of Directors agree that the Buyer’s proxy statement for the 2017 annual meeting of the Buyer’s stockholders and all other solicitation materials to be delivered to the Buyer’s stockholders in connection with the 2017 annual meeting of the Buyer’s stockholders shall be prepared in accordance with, and in furtherance of, this Section 7.5. The Buyer will provide the Sellers with copies of any proxy material or other solicitation materials at least five (5) Business Days, in the case of proxy statements, and at least two (2) Business Days, in the case of other solicitation materials, in advance of filing such materials with the SEC or disseminating the same in order to permit the Sellers a reasonable opportunity to review and comment on such materials. The Sellers will provide, as promptly as reasonably practicable, all information relating to Sacramone (and other information, if any) to the extent required under applicable Legal Requirements to be included in the Buyer’s 2017 proxy statement and any other solicitation materials to be delivered to the Buyer’s stockholders in connection with the Buyer’s 2017 annual meeting of its stockholders The proxy statement for the Buyer’s 2017 annual meeting of its stockholders shall contain the same type of information concerning Sacramone as provided for the incumbent director nominees.

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(e)       Until such time as the appointment set forth in Section 7.5(a) has been made, the Buyer shall (i) permit Sacramone to attend all meetings of the Buyer’s Board of Directors in a non-voting observer capacity, which observation right shall include the ability to participate in discussions of the Buyer’s Board of Directors, and (ii) provide Sacramone with copies of all notices, minutes, written consents, and/or other materials that the Buyer provides to members of the Buyer’s Board of Directors, at the time it provides such materials to such members.

7.6       Board Observer Rights. McMahon shall be entitled to designate one natural person to attend all meetings of the Board of Directors of the Buyer or any committee thereof (the “Observer”). It is agreed that the initial Observer shall be McMahon, who shall serve as the Observer until he ceases to serve in such capacity in his discretion. The Company shall provide to the Observer any notices delivered to the directors of the Company and a copy of all meeting materials concurrently with providing such notices and materials to the directors. The Observer shall not have any voting rights with respect to any action brought before the Board of Directors. The Observer shall not be entitled to attend any portion of a meeting of the Board of Directors or any committee thereof, or to receive any meeting materials in connection therewith, that would constitute, or be deemed to constitute, a waiver of the attorney-client privilege or for which the Board of Directors determines in its reasonable judgment relates directly to a conflict between the Company and McMahon or the Observer. The rights granted to McMahon under this Section 7.6 shall be effective no later than ten (10) Business Days following the Closing Date and shall continue until the earlier of the satisfaction or maturity of the Note.

7.7       D&O Insurance. The Buyer will maintain D&O insurance similar to companies in the Buyer’s industry.

7.8       Conduct of Business Pending the Closing. The Sellers agree that from the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with the provisions of Section 2.5 hereof:

(a)       The Sellers shall cause the Business to be conducted in all material respects only in the Ordinary Course, except as required or expressly contemplated by this Agreement, and use, and cause the Company to use commercially reasonably efforts to: (i) preserve intact the current business organization, assets and lines of business of the Business, (ii) maintain in effect all material Permits and (iii) maintain the goodwill and relationships of Governmental Authorities, customers and vendors and other Persons with whom the Business does business; provided, however, that nothing in this Section 7.8 shall restrict the ability of the Company to declare and pay any dividends and distributions to the Sellers at any time prior to the Closing.

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(b)       The Sellers shall not and shall not permit the Company to take any of the following actions, except as required or contemplated by this Agreement or with the prior written consent of the Buyer, which consent shall not be unreasonably conditioned, withheld or delayed:

(i)       amend the Organizational Documents of the Company;

(ii)       issue, sell, grant options or rights to purchase, pledge, authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any capital stock of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any capital stock of the Company, or any rights, warrants or options to purchase any capital stock of the Company;

(iii)       acquire or redeem, directly or indirectly, or amend the terms of, any shares of capital stock of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of the capital stock of the Company, or any rights, warrants or options to purchase any shares of the capital stock of the Company;

(iv)       split, combine or reclassify capital stock of the Company;

(v)       (A) change any accounting methods, policies or practices (other than any such changes as are required by a change in GAAP or applicable Legal Requirements) on behalf of the Company, (B) make, revoke or amend any material Tax election on behalf of the Company, (C) file any amended Tax Return or surrender a right to a Tax refund on behalf of the Company, (D) enter into any closing agreement affecting any Tax liability or refund on behalf of the Company, (E) extend or waive the application of any statute of limitations regarding the assessment or collection of any income Tax on behalf of the Company, or (F) take, or cause or permit any other person to take, any action on behalf of the Company which could materially increase the Buyer’s or any of its Affiliates’ liability for Taxes; provided, however, that the Company may take any of the actions described in clauses (C), (D) or (E) above in connection with the contest of any Tax in accordance with Section 8.3 of this Agreement;

(vi)       enter into any material new line of business outside of the Business or enter into an agreement or arrangement that materially limits or otherwise materially restricts the ability of the Company or any successor thereto to engage or compete in any line of business or in any geographic area;

(vii)       (A) except in the Ordinary Course for Employees whose base salary is less than $75,000, increase or agree to increase the compensation (including any incentive compensation) or employee benefits payable or to become payable to any current or former officers, directors, employees or consultants of the Company or pay any amount not required to be paid to any such individual, (B) grant, accelerate or modify the period of exercisability or vesting of equity compensation awards or any other bonuses (including long-term cash incentive awards) except in accordance with the terms thereof in effect on the Effective Date, (C) establish, adopt, enter into, materially amend or terminate or increase funding of any Plan or any plan, Contract, policy or program that would be a Plan if in effect as of the Effective Date, except for any such establishment, adoption, entry, amendment, termination or increase required by the terms of any such Plan or arrangement or Legal Requirement; (D) except in the Ordinary Course for employees whose base salary is less than $75,000, hire, demote, promote, transfer or for cause, terminate, or otherwise change the terms of employment of any employee or (G) provide any employee loans;

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(viii)       incur, assume, guarantee or otherwise become liable for, any indebtedness in excess of $100,000 in the aggregate, other than pursuant to an agreement to which the Company is a party existing on the Effective Date;

(ix)       make, commit to make or authorize any capital expenditure or research and development expenditure to be made after the Closing in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(x)       release, assign, compromise, pay, discharge, waive, settle, agree to settle or satisfy any legal proceeding or dispute or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of claims, liabilities or obligations incurred in the Ordinary Course, or that: (A) do not require any actions or impose any restrictions on the Business or impose any other material injunctive or equitable relief and (B) provide for the complete release of the Company of all claims;

(xi)       directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material property or assets of the Company, other than sales of property and/or assets in the Ordinary Course;

(xii)       (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or assets of any person or (C) take or omit to take any action that would cause any material Intellectual Property, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the Ordinary Course;

(xiii)       (A) except in the Ordinary Course, enter into any Contract that would be deemed to be a Material Contract if it existed on the Effective Date or (B) materially amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

(xiv)       amend, terminate or allow to lapse any material Permit relating to the Company other than as required by applicable Legal Requirements;

(xv)       take any action or fail to take any action that is intended to delay or prevent the Closing; or

(xvi)       enter into a Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

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7.9       Supplement to Company Schedule. From time to time prior to the Closing, the Sellers shall have the right (but not the obligation) to supplement or amend the Company Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, however, that if the Buyer has the right to, but does not elect to, terminate this Agreement within three (3) Business Days of its receipt of such Schedule Supplement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.3 with respect to such matter.

7.10       Inspection Rights. Prior to the Closing, the Sellers shall, and shall cause the Company to give to the Buyer and to the Buyer’s employees, representatives and agents, reasonable access, upon reasonable request and advance notice, during normal business hours and in accordance with reasonable procedures, to (i) books and records and documents of the Business, (ii) senior employees of the Business that are or have been materially involved in the oversight and the management of the Business and (iii) all of the properties and material equipment of the Business; provided, however, that any such investigation shall be conducted under the supervision of the Company’s personnel designated by the Sellers and in such a manner as not to interfere with the normal operations of the Company.

7.11       Purchaser Interim Covenants. The Buyer agrees that from the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with the provisions of Section 2.5 hereof, except as (i) otherwise contemplated in this Agreement or (ii) set forth on Buyer Schedule 7.11, the Buyer shall (x) provide the Company with prompt written notice of any litigation initiated by or against the Buyer, of which the Buyer has notice and which relates to the transactions contemplated hereby or the ability of the Buyer to proceed to Closing and (y) without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed), not do any of the following:

(a)       amend or restate the certificate of incorporation or bylaws (or equivalent organizational documents) of the Buyer in a manner that would have a disproportionate adverse effect on the Sellers as compared to other holders of Buyer Common Stock;

(b)       split, combine or reclassify any Buyer Common Stock, declare or pay any dividend or other distribution with respect to Buyer Common Stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Buyer Common Stock, except for repurchases of shares of Buyer Common Stock at then-prevailing market prices pursuant to any Buyer share repurchase program as in effect from time to time, unless, in each case, equitable adjustments are made to the number of Buyer Shares constituting the stock consideration to be paid pursuant to Section 2.2(b) to the extent necessary to provide to the Sellers the same economic effect as contemplated by this Agreement prior to such event;

(c)       enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Buyer;

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(d)       fail to timely file any document, report or other filing required of the Buyer under the Exchange Act;

(e)       take any action or fail to take any action that is intended to delay or prevent the Closing; or

(f)       take or agree in writing or otherwise to take any of the actions precluded by the foregoing provisions of this Section 7.11.

Article 8 - TAX MATTERS

8.1       Representations and Obligations Regarding Taxes. The Company, McMahon, and Sacramone, hereby jointly and severally represent and warrant to the Buyer that, except as expressly set forth in Company Schedule 8.1 hereto:

(a)       The Company has timely filed all Tax Returns that it has been required to file. All such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by the Company (whether or not shown on such Tax Return and whether or not any Tax Return was required) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or the requirement to file Tax Returns in that jurisdiction. There are no Liens on any of the Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b)       The Company has (i) timely withheld and paid all Taxes required to have been withheld and paid or properly reflected in the reserve referred to in Section 8.1(f) in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, customer or other third-party, (ii) complied with all information reporting and backup withholding provisions of applicable Legal Requirements, and (iii) maintained all required records with respect to the items in clauses (i) and (ii).

(c)       No Seller nor any other manager, director or officer of the Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either, (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which any Seller or any other directors, managers, or officers of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such Governmental Authority. No issue relating to Taxes has been raised in writing by a Governmental Authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a Governmental Authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company made available to the Buyer (1) correct and complete copies of all U.S. federal, state, local and foreign income, franchise and similar Tax Returns which have been filed, (2) examination reports and statements received by the Company, and (3) any deficiencies assessed against, or agreed to by, the Company in writing, in each case since January 1, 2014.

(d)       The Company has not waived any statute of limitations in respect of Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(e)       The Company, (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)       The unpaid Taxes of the Company, (i) do not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g)       The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(h)       The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.

(i)       All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

(j)       All private letter rulings or similar rulings, memoranda, or determinations issued by any Governmental Authority to the Company (including without limitation any rulings, memoranda or determinations issued by any state, local or foreign Governmental Authority to the Company) have been disclosed in Company Schedule 8.1, and there are no pending requests for any such rulings, memoranda or determinations.

(k)       The Company will not be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting; or (vi) an election under Section 108(i) of the Code.

(l)       There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company will not be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(m)       The Company does not have and has not had a permanent establishment in any non-U.S. country and does not engage and has not engaged in a trade or business outside the United States.

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(n)       The Company has not entered into any transaction identified as a “reportable transaction” or “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) reasonable basis for the tax treatment of such transaction and disclosed on its Tax Returns the relevant facts affecting the tax treatment of such transaction.

(o)       The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement. There is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date.

(p)       The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(q)       The Company has been a validly electing S-corporation within the meaning of Section 1361(a)(1) of the Code (and any corresponding or similar provision of state or local Tax Law (except New York City)) at all times since it was organized, and will continue to be a validly electing S-corporation prior to the Closing.

(r)       The Company will not be liable for any Tax under Sections 1374 or 1375 of the Code (and any corresponding or similar provisions of state or local Tax Law).

(s)       The Company has accounted for “long-term contracts” (within the meaning of Section 460 of the Code) under the “percentage of completion method” in accordance with Section 460 of the Code and the Treasury Regulations issued thereunder (and any corresponding or similar provision of state or local Tax Law) and will continue to do so prior to the Closing.

8.2       Tax Indemnity. McMahon and Sacramone shall jointly and severally pay, reimburse and indemnify the Company, the Buyer and the Buyer’s Affiliates, and hold them harmless from and against losses resulting from or attributable to Pre-Closing Taxes and claims attributable thereto. The indemnification under this Section 8.2 shall not be subject to the Basket Amount or other limitations set forth in Section 9.1 or elsewhere in this Agreement including the $6,500,000 limitation. Notwithstanding anything herein to the contrary, McMahon and Sacramone shall pay the Buyer for any Taxes that are the responsibility of them pursuant to this Section 8.2 at least five (5) Business Days prior to the due date for payment of such amounts by Buyer or Company, but in no event prior to the date that is ten (10) Business Days after written demand therefor delivered to the Sellers by the Company.

8.3       Tax Contests; Transfer Taxes.

(a)       Tax Contests.

(i)       If a claim relating to Taxes shall be made by any Governmental Authority that, if successful, would result in any Seller being required to indemnify a Buyer Indemnified Party (for purposes of this Article 8, an “Indemnified Taxpayer”) pursuant and subject to Sections 7.3, 8.2 and 9.1, the Indemnified Taxpayer shall promptly notify the Sellers in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

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(ii)       The Sellers shall have the right to defend the Indemnified Taxpayer against such claim with counsel of their choice satisfactory to the Indemnified Taxpayer so long as (A) the Sellers notify the Indemnified Taxpayer in writing within fifteen (15) calendar days after the Indemnified Taxpayer has given notice of such claim that the Sellers will contest such claim, (B) the Sellers provide the Indemnified Taxpayer with evidence reasonably acceptable to the Indemnified Taxpayer that the Sellers will have the financial resources to defend against the claim and fulfill their indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Sellers provide to the Indemnified Taxpayer an opinion, in form and substance reasonably satisfactory to the Indemnified Taxpayer, of counsel that there exists a reasonable basis for the Indemnified Taxpayer to prevail in that contest, and (D) the Sellers conducts the defense of the claim actively and diligently.

(iii)       Subject to the provisions of paragraph (ii) above, the Sellers shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Sellers shall reasonably request, to a determination in an appellate court provided that, if requested in writing by the Indemnified Taxpayer, the Sellers shall provide to the Indemnified Taxpayer an opinion, in form and substance reasonably satisfactory to the Indemnified Taxpayer, of counsel that there exists a reasonable basis for the Indemnified Taxpayer to prevail on that appeal.

(iv)       The Sellers shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Company or any member of a consolidated, combined, or affiliated group of which the Company is also a member for any taxable period ending after the Closing Date to increase (including, but not limited to, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer except to the extent that such action is consistent with the Company’s past practices in the ordinary course of its business, but only if the Indemnified Taxpayer waives its right to indemnification hereunder.

(v)       If any of the conditions in Section 8.3(a)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate and (B) the Sellers will remain responsible for any Damages the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 8.1.

(vi)       In the event of a conflict between any provision of this Article 8 and the provisions of Article 9, Article 8 shall prevail.

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(b)       All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, and interest and related expenses) incurred in connection with this Agreement shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer, and the Sellers or the Buyer (as required by applicable law) will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.4 Additional Agreements(a) .

(a)       The Buyer shall (i) grant to the Sellers access at all reasonable times to all of the Company’s books and records (including Tax workpapers, Tax Returns and correspondence with Governmental Authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Sellers in connection with any audit of Taxes that relate to the business of the Company prior to the Closing. The Buyer shall similarly grant the Sellers access to the Company’s records for periods on or after the Closing to the extent reasonably required to determine Sellers’ obligations for indemnification under this Agreement, or to contest any Tax in accordance with Section 8.3 hereof. The Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authorities or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(b)       The Buyer shall be responsible, at the Sellers’ expense, for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date to the extent such returns relate to periods beginning prior to, and ending on, the Closing Date. The Buyer shall permit the Sellers to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers. All Tax Returns to be prepared pursuant to this Section 8.4(b) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Sellers shall pay to the Buyer within five (5) Business Days before the date on which Taxes are due (but in no event prior to the date that is ten (10) Business Days after written demand therefor delivered to the Sellers by the Company) with respect to Tax periods ending on or before the Closing Date the amount due with such Tax Return or with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date. For purposes of this Agreement, in the case of any Tax period that begins before the Closing Date and ends after the Closing Date, any Tax based directly or indirectly on gross or net income, sales or receipts or imposed in respect of specific transactions shall be allocated to the Pre-Closing Tax Period by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated to the Pre-Closing Tax Period based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

(c)       The Buyer shall not amend any Tax Return for any period ending before the Closing Date or extend the statute of limitations period in respect of any such Tax Return without the written consent of the Sellers, which shall not be unreasonably withheld.

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8.5       338(h)(10) Election; Allocation of Purchase Price.

(a)       In the event the Buyer provides the Sellers with written notice of its intent to make an election in accordance with the provisions of Code Section 338(h)(10) within sixty (60) days after the Effective Date, the Buyer and the Sellers hereby agree that they shall elect to treat the purchase and sale of the Shares hereunder in accordance with the provisions of Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1. In such a case, the Buyer and the Sellers shall jointly make a timely election pursuant to Code Section 338(h)(10) (the “338(h)(10) Election”) with respect to the purchase and sale of the Shares hereunder. In the event the Buyer elects to make the 338(h)(10) Election, the Buyer, the Sellers and the Company further agree as follows:

(b)       To complete and execute IRS Form 8023 for the Company prior to the due date thereof and to treat the 338(h)(10) Election consistently. The Buyer, the Sellers and the Company agree to cooperate, and to cause their respective Affiliates to cooperate, with the others in preparing, executing and filing any Tax forms and other documents required under Code Section 338(h)(10) and other applicable Laws and the Treasury Regulations so that the 338(h)(10) Election will be made in a proper and timely manner. Such cooperation shall include providing all information and records necessary in connection with such Tax forms.

(c)       The Buyer shall prepare an allocation schedule which allocation schedule will allocate the Aggregate Deemed Sale Price (as such term is defined in Treasury Regulations Section 1.338-4) with respect to the Company among the assets of the Company in a manner consistent with Code Sections 338(h)(10) and 1060, and Treasury Regulations Sections 1.338-6 and 1.338-7 (and any corresponding or similar provision of state, local or foreign Tax Law, as applicable), (the “338(h)(10) Allocation Schedule”). The Buyer shall deliver the 338(h)(10) Allocation Schedule to the Sellers within thirty (30) days after the Final Working Capital becomes final, and such allocation shall be final and binding on the parties hereto. The Buyer and the Sellers agree to report (and to cause their Affiliates to report) the purchase and sale of the Shares hereunder in accordance with the provisions of this Section 8.5 and to allocate the Aggregate Deemed Sale Price (as such term is defined in Treasury Regulations Section 1.338-4) among the Company’s assets in accordance with the 338(h)(10) Allocation Schedule, to file all Tax Returns (including IRS Forms 8883 and 8023) consistent therewith, and agree not to take any position inconsistent with the treatment of the transactions contemplated hereunder in any Tax refund claim or in any administrative or judicial proceeding related thereto. In the event the Purchase Price is adjusted in accordance with any provision of this Agreement after the 338(h)(10) Allocation Schedule becomes final, the 338(h)(10) Allocation Schedule shall be appropriately adjusted to take into account such adjustment and the parties shall cooperate in the filing and preparation of any supplemental IRS Forms 8883 or 8023 (and any comparable forms for state, local and foreign Tax purposes) as may be required to report such adjustments.

(d)       To the extent permitted by state and local Laws, the Company, the Sellers and the Buyer agree to make an election under relevant provisions of such Laws corresponding to Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1 and the principles and procedures set forth in this Section 8.5 shall also apply with respect to elections filed for such purposes and to forms and related documents to be filed pursuant thereto.

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(e)       The Buyer shall pay to the Sellers the amount of additional consideration necessary to compensate each of the Sellers for the additional Tax owed, and additional costs incurred, by each of them as a result of making the 338(h)(10) Election (the “338(h)(10) Payment”), which 338(h)(10) Payment shall be computed in accordance with this Section 8.5(e) as applied to each particular Seller. The Buyer shall increase the cash consideration by the amounts determined in the following clauses (i), (ii) and (iii) of this Section 8.5(e) (which shall collectively constitute the 338(h)(10) Payment) and shall pay or cause to be paid the Taxes described in the following clause (iv) of this Section 8.5(e) in each case as set forth herein: (i) any additional U.S. federal income Taxes and applicable state income Taxes (after giving effect to any federal Tax deduction available to the Sellers pursuant to applicable law as a result of the payment of such state income Taxes) imposed on a Seller as a result of the realization of ordinary income or short-term capital gain (rather than long-term capital gains) that may be imposed on a Seller as a result of making the 338(h)(10) Election; (ii) any additional U.S. federal income Taxes and applicable state income Taxes (after giving effect to any federal Tax deduction available to the Sellers pursuant to applicable law as a result of the payment of such state income Taxes) imposed on the Sellers as a result of the payments described in clause (i) above and this clause (ii), provided that, in each case, the payments to be made pursuant to clauses (i) and (ii) of this Section 8.5(e) shall be based on the actual U.S. federal and state income tax rates applicable to each of the Sellers; (iii) an amount equal to $5,000 and (iv) any state income, franchise or transfer Taxes imposed on the Company (including any additional state income or franchise Taxes imposed on the payment of such state income, franchise or transfer Taxes under this clause (iv) that would not otherwise have been incurred by the Company had the 338(h)(10) Election not been made and the Sellers shall have no liability with respect to the Taxes described in this clause (iv); provided, further, that the Buyer and the Sellers shall cooperate fully in the preparation and filing of Tax Returns for which any payments under this clause (iv) may be owed by the Buyer and the Buyer shall ensure that the Company has sufficient funds available to pay such Taxes in a timely manner. The Sellers and the Company, as applicable, shall provide the calculation of the 338(h)(10) Payment and the payments for which the Buyer is obligated to make under clause (iv) of this this Section 8.5(e) based on the allocation of the Aggregate Deemed Sale Price (as such term is defined in Treasury Regulations Section 1.338-4) with respect to the Company in accordance with Section 8.5(b) within thirty (30) days after the 338(h)(10) Allocation Schedule becomes binding for review and comment by the Buyer and, to the extent the Buyer disputes such calculation and the parties are unable to reach agreement with respect thereto after a period of thirty (30) days, any such dispute shall be resolved by an Independent Accounting Firm using the dispute resolution procedures set forth in Section 2.3. Promptly, but no later than five (5) Business Days, following final determination of the 338(h)(10) Payment, the Buyer shall pay the 338(h)(10) Payment owed to each of the Sellers by wire transfer of immediately available funds to such account(s) as directed by the Sellers.

(f)       Any income, gain, loss, cost or expense resulting from a Section 338(h)(10) Election shall be excluded in determining Working Capital or otherwise preparing the Closing Statement.

(g)       Notwithstanding anything else in this Agreement to the contrary, the Sellers shall have no liability to the Buyer or the Company for any additional Taxes imposed on or with respect to the Company as a result of (i) the Buyer not making the 338(h)(10) Election, or (ii) any determination that the 338(h)(10) Election is invalid.

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Article 9 - MISCELLANEOUS

9.1       Limitation on Liability; Claim Procedure.

(a)       Except as set forth in Section 9.1(c), the representations and warranties of the Company, McMahon, and Sacramone in Article 3, and the Sellers in Article 4 of this Agreement, together in each case with the corresponding indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth in Section 7.3, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Eastern Time on the date that is eighteen (18) months following the Closing Date.

(b)       Notwithstanding anything to the contrary contained herein, except for McMahon and Sacramone, the Sellers shall only be liable for breaches of the representations contained in Article 4 of this Agreement.

(c)       The representations and warranties made by the Company in Section 3.1 (Existence and Qualification), Section 3.2 (Authority, Approval and Enforceability) and Section 3.3(a) (Capitalization and Company Records) (collectively, the “Special Representations”), together in each case with the corresponding indemnification rights of the Buyer Indemnified Parties set forth in Section 7.3, shall survive the Closing and shall remain in full force and effect indefinitely. The representations and warranties contained in Section 3.6 (Employee Benefit Matters), Sections 3.16(b) and 3.16(c) (Permits; Environmental Matters), and Section 8.1 (Representations and Obligations Regarding Taxes) (collectively, the “Key Representations”), together in each case with the corresponding rights of the Buyer Indemnified Parties set forth in Section 7.3, shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations applicable to the subject matter of the applicable representation, at which time such representations and warranties shall terminate.

(d)       All representations and warranties made by the Buyer shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Eastern Time on the date that is eighteen (18) months following the Closing Date

(e)       All of the covenants and obligations of the Sellers and the Buyer contained in this Agreement, together in each case with the corresponding indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, set forth in Section 7.3, shall survive in accordance with their terms.

(f)       Notwithstanding anything to the contrary contained in this Agreement, the obligations of McMahon and Sacramone pursuant to Section 7.3 and this Section 9.1, shall be satisfied (i) first, by offset against any amounts payable under the Notes until all amounts remaining to be paid under the Notes have been fully offset, and (ii) thereafter directly, jointly and severally, by McMahon and Sacramone. The Buyer Indemnified Parties shall be entitled to indemnification for any Damages with respect to the matters contained in Section 7.3(a)(i) (other than claims for Damages relating to a Special Representation or the provisions of Sections 8.1 or 8.2, all of which shall not be subject to the Basket Amount) only to the extent that the aggregate Damages with respect thereto exceed an amount equal to $250,000 (the “Basket Amount”), at which point the Buyer Indemnified Parties shall be permitted to recover only such Damages in excess of the Basket Amount.

(g)       Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of Damages recoverable by the Buyer Indemnified Parties (by offset against the Notes and directly from McMahon and/or Sacramone) pursuant to Section 7.3(a)(i) (including the Key Representations) exceed Six Million Five Hundred Thousand Dollars ($6,500,000); provided, however, that the foregoing limitation shall not apply to Damages incurred as a result of an inaccuracy in or breach of any Special Representation or any provisions under Section 8.1. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of Damages recoverable by the Buyer Indemnified Parties pursuant to Section 7.3 exceed the Purchase Price.

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(h)       Notwithstanding anything to the contrary contained in this Agreement, no Person shall be entitled to recover the amount of any Damages suffered by such Person for which indemnification is provided under Section 7.3 and this Section 9.1 more than once.

(i)       In determining the amount of any Damages for which an Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Damages shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third-party recoveries actually received by the Indemnified Party or an Affiliate in respect of such Damages (which proceeds and recoveries the Indemnifying Party agrees to use diligent efforts to obtain); provided, however, that the Buyer’s right to bring a claim hereunder to recover Damages shall not be delayed as a result of pending resolutions of any insurance claims. If an indemnification payment is received by an Indemnified Party, and such Indemnified Party or any Affiliate later receives insurance proceeds or other third-party recoveries in respect of the related Damages, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of (i) the actual amount of such insurance proceeds and other third-party recoveries or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages. All parties shall use commercially reasonably efforts to mitigate the amount of Damages for which they may be entitled to indemnification hereunder.

(j)       For purposes of this Section 9.1, a Party making a claim for indemnity under Section 7.3 is referred to as an “Indemnified Party” and the Party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.”.

(i)       If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.1(a), Section 9.1(c), or Section 9.1(d), as applicable, has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, the Indemnifying Party shall have the right to defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including, but not limited to, the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.

(ii)       If the Indemnifying Parties are the Sellers, then upon request of McMahon or Sacramone, the Indemnified Party shall, to the extent it may legally do so and at its own expense (provided that such expenses shall be included in the calculation of Damages in the event and to the extent of an indemnifiable claim): (A) take such action as the Sellers may reasonably request in connection with such action; (B) allow the Sellers to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party; and (C) render to the Sellers all such assistance as the Sellers may reasonably request in connection with such dispute and defense.

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(iii)       Any claim or demand by an Indemnified Party on account of Damages which does not result from a claim brought by a third party (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (but no later than 30 days after it becomes aware of such Damages); provided, however, that failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 7.3 and this Section 9.1 unless and only to the extent that the Indemnifying Party is materially prejudiced by such failure, but in all events such notice must be provided prior to the expiration of the applicable survival period set forth in Section 9.1(a), 9.1(c) or 9.1(d), as applicable. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have twenty (20) days after its receipt of such notice (the “Investigation Period”) to make such investigation of such Direct Claim as the Indemnifying Party deems necessary or desirable and to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond prior to the end of the Investigation Period, the Direct Claim as set forth in such notice shall be binding and conclusive upon, and deemed accepted by, the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation of the Direct Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of the Investigation Period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim or the Indemnifying Party is deemed to have accepted the Direct Claim, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of the Direct Claim, subject to the terms and in accordance with the procedures set forth herein. If the Indemnified Party and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Indemnified Party may seek the appropriate legal or equitable remedy.

(k)       To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns accordingly.

9.2       Brokers. Regardless of whether the Closing shall occur, (a) McMahon and Sacramone shall jointly and severally indemnify and hold harmless the Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Sellers in respect of the transactions contemplated by this Agreement, and (b) the Buyer shall indemnify and hold harmless the Company and the Sellers from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by the Buyer in respect of the transactions contemplated by this Agreement.

9.3       Costs and Expenses. Each of the Parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’, brokers’ and other professional fees and expenses (the “Transaction Expenses”); provided, however, that McMahon and Sacramone shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of any of the Sellers and/or, prior to the Closing, the Company (collectively, “Sellers’ Expenses”).

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9.4       Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, by facsimile or by FedEx, UPS or other reputable overnight courier, as follows:

IF TO THE BUYER:                                                             FTE Networks, Inc.

999 Vanderbilt Beach Road

Suite 601

Naples, FL 34109
Attn.: Michael Palleschi, CEO
Facsimile: 877.781.2583

With a copy to (that shall not constitute notice):

K&L Gates LLP

200 S. Biscayne Blvd.

Suite 3900

Miami, Florida 33131

Attn: Clayton E. Parker, Esq.

Facsimile: 305.358.7095

IF TO THE COMPANY (following the Closing):

Benchmark Builders, Inc.
237 West 353th Street
Suite 901
New York, NY 10001

Attn.: Brian McMahon
Facsimile: 212.766.8804

IF TO THE SELLERS (INCLUDING

MCMAHON OR SACRAMONE, INDIVIDUALLY):

Fred Sacramone
34 Haas Road
Basking Ridge, NJ 07920

With a copy to (that shall not constitute notice):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attn.: Eric M. Hellige, Esq.

Facsimile: 212.798.6380

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Each of the addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon transmission if successfully transmitted during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not transmitted during the recipient’s normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail, personal delivery, email FedEx, UPS or other reputable overnight courier.

9.5       Governing Law.

(a)       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

(b)       EACH PARTY IRREVOCABLY (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND, IN CONNECTION WITH ANY SUCH MATTER, TO SERVICE OF PROCESS BY NOTICE AS OTHERWISE PROVIDED HEREIN, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE FOREGOING NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE FOREGOING FEDERAL COURT.

(c)       EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.6       Specific Performance. The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties hereto do not perform their obligations pursuant to this Agreement in accordance with its specified terms or otherwise breach such terms. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that: (a) any Party has an adequate remedy at law; or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

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9.7       Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

9.8       Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of each other Party, provided, however, that nothing herein shall prohibit the assignment of (a) the Buyer’s rights and obligations to any direct or indirect subsidiary, (b) the Buyer’s rights (but not obligations) to any lender as collateral for any indebtedness for borrowed money from such lender or (c) McMahon’s or Sacramone’s rights and benefits under the Registration Rights Agreement to any transferee of Buyer Shares. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

9.9       Exhibits and Schedules. The Exhibits, the Schedules, the Company Schedules, and the Buyer Schedules referred to herein are attached hereto and incorporated herein by this reference.

9.10       Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and will be effective when counterparts have been signed by the Buyer, the Sellers and the Company and delivered to the Buyer, the Sellers and the Company. A manual signature on this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement.

9.11       References and Construction.

(a)       Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and U.S. GAAP, respectively, unless the context otherwise requires. When appearing in this Agreement, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.

(b)       The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted, and no rule of strict construction shall be applied against any Party. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

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9.12       Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

9.13       Entire Agreement; Amendments and Waivers. The Recitals to this Agreement are hereby incorporated by reference herein. This Agreement, together with all Exhibits and the Schedules, the Company Schedules, and the Buyer Schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Article 10 - DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article 10 or as referenced elsewhere in this Agreement.

10.1       338(h)(10) Allocation Schedule. The term “338(h)(10) Allocation Schedule” has the meaning set forth in Section 8.5(c).

10.2       338(h)(10) Election. The term “338(h)(10) Election” has the meaning set forth in Section 8.5(a).

10.3       338(h)(10) Payment. The term “338(h)(10) Payment” has the meaning set forth in Section 8.5(e).

10.4       Accounting Principles. The term “Accounting Principles” shall mean GAAP applied consistently with the preparation of Schedule I.

10.5       Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if the first Person owns fifty percent (50%) or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person.

10.6       Affiliated Group. The term “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

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10.7       Agreement. The term “Agreement” shall have the meaning set forth in the preamble.

10.8       Ancillary Agreements. The term “Ancillary Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

10.9       Audited Financial Statements. The term “Audited Financial Statements” shall have the meaning set forth in Section 3.7.

10.10       Available Cash The term “Available Cash” shall mean all cash and cash equivalents (including marketable securities and short-term investments) held by the Company as of midnight on the day before the Closing Date, reconciled in accordance with GAAP to the Company’s general ledger accounts, less the amount of cash and cash equivalents necessary to cover (i) deposits to be maintained by the Company following the Closing Date, and (ii) outstanding checks which have been mailed or otherwise delivered by the Company but have not cleared as of the Closing Date.

10.11       Balance Sheet Date. The term “Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).

10.12       Basket Amount. The term “Basket Amount” shall have the meaning set forth in Section 9.1(f).

10.13       Benefit Programs or Agreements. The term “Benefit Programs or Agreements” shall have the meaning set forth in Section 3.6(a)(ii).

10.14       Business. The Term “Business” shall have the meaning set forth in the first recital.

10.15       Business Day. The Term “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City are permitted or required to be closed.

10.16       Buyer Common Stock. The Term “Buyer Common Stock” shall have the meaning set forth in Section 2.2(b).

10.17       Buyer Indemnified Parties. The Term “Buyer Indemnified Parties” shall have the meaning set forth in Section 7.3(a).

10.18       Buyer Schedule. The term “Buyer Schedule” shall mean a particular schedule on the disclosure schedules dated as of the Effective Date delivered by the Buyer to the Sellers, and which form a party of this Agreement.

10.19       Buyer SEC Documents. The term “Buyer SEC Documents” shall have the meaning set forth in Section 5.12(a).

10.20       Buyer Securities. The Term “Buyer Securities” shall have the meaning set forth in Section 2.2(c).

10.21       Buyer Shares. The Term “Buyer Shares” shall have the meaning set forth in Section 2.2(b).

10.22       Cash Consideration. The Term “Cash Consideration” shall mean Fifty-Five Million Dollars ($55,000,000).

10.23       Closing. The term “Closing” shall have the meaning set forth in Section 2.1.

10.24       Closing Statement. The term “Closing Statement” shall have the meaning set forth in Section 2.3(a).

10.25       COBRA. The term “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

10.26       Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

10.27       Collection and Use. The term “Collection and Use” shall have the meaning set forth in Section 3.14(k).

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10.28       Common Stock. The Term “Common Stock” shall mean the common stock of the Company, having no par value.

10.29       Company. The Term “Company” shall have the meaning set forth in the preamble.

10.30       Company Financial Statements. The term “Company Financial Statements” shall have the meaning set forth in Section 3.7(a).

10.31       Company Information. The term “Company Information” shall have the meaning set forth in Section 7.4(a).

10.32       Company Intellectual Property. The term “Company Intellectual Property” shall have the meaning set forth in Section 3.14(a)(iii).

10.33       Company Licensed Intellectual Property. The term “Company Licensed Intellectual Property” shall have the meaning set forth in Section 3.14(a)(iii).

10.34       Company Owned Intellectual Property. The term “Company Owned Intellectual Property” shall have the meaning set forth in Section 3.14(a)(ii).

10.35       Company Schedule. The term “Company Schedule” shall mean a particular schedule on the disclosure schedules dated as of the Effective Date delivered by the Sellers and the Company to the Buyer, and which form a party of this Agreement.

10.36       Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating to the business, products or services of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to any Seller or of which any Seller became aware as a consequence of or through its ownership of the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information includes, but is not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, independent contractors or other business relations of the Company and their confidential information, (c) Trade Secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Sellers or any of their respective Affiliates or any of their respective agents, accountants, legal counsel or other representatives or advisers, (ii)  is or becomes available to the Sellers or their Affiliates or any of their respective agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by the Sellers or their Affiliates or any of their respective agents, accountants, legal counsel or other representatives or advisers or (iii)  is required to be disclosed by the Buyer, the Company, the Sellers or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable Legal Requirement or as is necessary to effect the transactions contemplated by this Agreement; and provided, that the Party making a disclosure pursuant to clause (iii) above shall promptly notify the other Party of such disclosure.

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10.37       Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all written contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, mortgages, bonds, notes, guaranties or other undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

10.38       Customer Information. The term “Customer Information” shall have the meaning set forth in Section 3.14(k).

10.39       Damages. The term “Damages” shall mean any and all damages, liabilities, losses, penalties, fines, judgments, claims, deficiencies, losses, costs and expenses and assessments (including, but not limited to, income and other Taxes, interest, penalties, and attorneys’ and accountants’ fees and disbursements) but excluding all consequential damages, punitive and exemplary damages, special damages, lost profits, incidental damages, indirect damages, diminution in value, unrealized expectations or other similar items.

10.40       Direct Claim. The term “Direct Claim” shall have the meaning set forth in Section 9.1(j)(iii).

10.41       Effective Date. The term “Effective Date” shall mean the date upon which this Agreement is executed.

10.42       Environmental Claims. The term “Environmental Claims” shall have the meaning set forth in Section 3.16(b).

10.43       Environmental Laws. The term “Environmental Law” shall mean all existing and applicable Legal Requirements of federal, state and local Governmental Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.

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10.44       ERISA Affiliates. The term “ERISA Affiliates” shall have the meaning set forth in Section 3.6(c)(i).

10.45       Estimated Working Capital. The term “Estimated Working Capital” shall mean the Company’s good faith estimate of the Working Capital of the Company as of 12:01 a.m. (Eastern Time) on the Closing Date.

10.46       Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

10.47       Excluded License. The term “Excluded License” shall have the meaning set forth in Section 3.14(m).

10.48       Final Closing Statement. The term “Final Closing Statement” shall have the meaning set forth in Section 2.3(b).

10.49       Final Working Capital. The term “Final Working Capital” shall have the meaning set forth in Section 2.3(d)(i).

10.50       Financial Statements. The term “Financial Statements” shall mean balance sheets and related statements of income, stockholders’ equity and cash flows.

10.51       GAAP. “GAAP” means U.S. generally accepted accounting principles.

10.52       Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including, but not limited to, the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to, courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

10.53       Hazardous Material. The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

10.54       ICE. The term “ICE” shall have the meaning set forth in Section 3.21(b).

10.55       In Licenses. The term “In Licenses” shall have the meaning set forth in Section 3.14(b)(iii).

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10.56       Indemnified Party. The term “Indemnified Party” shall have the meaning set forth in Section 9.1(j).

10.57       Indemnified Taxpayer. The term “Indemnified Taxpayer” shall have the meaning set forth in Section 8.3(a)(i).

10.58       Indemnifying Party. The term “Indemnifying Party” shall have the meaning set forth in Section 9.1(j).

10.59       Independent Accounting Firm. The term “Independent Account Firm” shall have the meaning set forth in Section 2.3(b).

10.60       Independent Contractor. The term “Independent Contractor” shall have the meaning set forth in Section 3.21(c).

10.61       Intellectual Property. The term “Intellectual Property” shall have the meaning set forth in Section 3.15(a)(i).

10.62       Intellectual Property Rights. The term “Intellectual Property Rights” shall have the meaning set forth in Section 3.14(a)(i).

10.63       Interim Period. The term “Interim Period” shall have the meaning set forth in Section 3.7(a).

10.64       IRS. The term “IRS” shall have the meaning set forth in Section 3.6(b).

10.65       Investigation Period. The term “Investigation Period” shall have the meaning set forth in Section 9.1(j)(iii).

10.66       Key Representations. The term “Key Representations” shall have the meaning set forth in Section 9.1(c).

10.67       Knowledge of the Buyer. The term “Knowledge of the Buyer” shall mean the actual knowledge of the Buyer, with respect to the matter in question, and such knowledge as the Buyer reasonably should have obtained upon commercially reasonable inquiry of employees and contractors of the Buyer into the matter in question.

10.68       Knowledge of the Company. The term “Knowledge of the Company” shall mean the actual knowledge of the Company and the Sellers, with respect to the matter in question, and such knowledge as any of them reasonably should have obtained upon commercially reasonable inquiry of employees and contractors of the Company into the matter in question.

10.69       Landlord. The term “Landlord” means 35th Street Associates, or its successors and assigns, as the owner of the Leased Premises and landlord under the Lease.

10.70       Landlord Consent. The term “Landlord Consent” means a written consent duly executed by the Landlord and addressed to the Company and the Buyer, setting forth the Landlord’s consent to the deemed assignment of the Lease on the basis of the sale, transfer or other disposition of fifty percent (50%) or more of the shares of stock of the Company, as tenant under the Lease, including a change of control in the Company. The prerequisites and requirements for the Landlord Consent are as set forth in Section 76 of the Lease. The Landlord Consent shall include an undertaking by the Landlord to release Sacramone as the current “Guarantor” under the Lease upon replacement with a substitute guarantor acceptable to the Landlord.

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10.71       Lease Certifications. The term “Lease Certifications” shall mean the statements and matters set forth on attached Exhibit I, which shall be made part of each of the Lease Estoppel and the Sublease Estoppel, as adapted to each of the Lease and Sublease as the context of each may require.

10.72       Lease Estoppel. The term “Lease Estoppel” means a Lease Estoppel Certificate duly executed by the Landlord and addressed to the Company and the Buyer, setting forth the Lease Certifications within the context of Landlord’s interest in the Leased Premises as owner and landlord under the Lease.

10.73       Leased Premises. The term “Leased Premises” shall have the meaning set forth in Section 3.11.

10.74       Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

10.75       Liens. The term “Liens” shall mean all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions.

10.76       Management Letters. The term “Management Letters” shall have the meaning set forth in Section 3.7(a).

10.77       Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect on the business, financial condition, Properties and assets, liabilities, of the Company or the Buyer, as applicable, taken as a whole provided, that in no event shall any of the following be taken into account in the determination of whether an Material Adverse Effect has occurred: (i) any change in any Legal Requirement or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any force majeure, hostilities, war or military or terrorist attack); (iii) any change resulting from the announcement or pendency of the Transactions or attributable to the fact that the Buyer or any of its Affiliates is the prospective owner of the Company; (iv) any event, condition or other matter disclosed on a Company Schedule or Buyer Schedule, as applicable, to this Agreement; (v) any change resulting from any action by the Company or the Buyer, as applicable, contemplated by this Agreement; or (vi) the failure of the Company or the Buyer, as applicable, to achieve any financial projections or budget.

10.78       Material Contracts. The term “Material Contracts” shall have the meaning set forth in Section 3.12(a).

10.79       McMahon. The term “McMahon” shall have the meaning set forth in the preamble.

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10.80       Note. The term “Note” shall have the meaning set forth in Section 2.2(b).

10.81       Notice. The term “Notice” shall have the meaning set forth in Section 9.4.

10.82       Ordinary Course. The term “Ordinary Course” means the conduct of the Business in the ordinary course of business, consistent with past practices.

10.83       Organizational Documents. The term “Organizational Documents” shall mean the Company’s certificate of incorporation and the Company’s bylaws.

10.84       OTCQX. The term “OTCQX” shall mean the OTCQX tier of the OTC Markets.

10.85       Other Party. The term “Other Party” shall have the meaning set forth in Section 3.9(c).

10.86       Other Person Authorizations. The term “Other Person Authorizations” shall have the meaning set forth in Section 3.20(c).

10.87       Party. The Term “Party” or “Parties” shall have the meaning set forth in the preamble.

10.88       Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

10.89       Permitted Liens. The term “Permitted Liens” means (a) statutory Liens for current Tax not yet due and payable; (b) as to the Company’s leased assets, statutory interests of the lessors thereof and interests set forth in the applicable lease; (c) purchase money liens securing rental payments under capital lease arrangements identified in the Company Schedules; (d) restriction on transfer arising under any applicable securities Legal Requirements; (e) liens of landlords and mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business consistent with past practice and not yet delinquent; (f) zoning and other land use regulations imposed by a Government Authority having jurisdiction over any real property owned by the Company; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation not yet due and payable; and (h) Liens securing any indebtedness of the Company.

10.90       Person. The term “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

10.91       Plans. The term “Plans” shall have the meaning set forth in Section 3.6(a)(i).

10.92       Pre-Closing Taxes The term “Pre-Closing Taxes” means (a) any and all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period (b) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, pursuant to any Tax Law, or otherwise, which Taxes relate to any event or transaction occurring before the Closing, (c) any and all Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Applicable Law), as a transferee or successor for which Buyer or the Company could be liable after the Closing Date, (d) any and all Taxes (or the non-payment thereof) of Sellers for any taxable period and (e) the transfer Taxes owed by Sellers pursuant to Section 8.3(c); provided, however, that Pre-Closing Taxes shall not include any Tax described in clauses (a), (b) or (c) above that is included in the reserve for Tax liabilities set forth on the face of the Company Financial Statements to the extent such Tax is included in the working capital adjustment in accordance with Section 2.3.

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10.93       Pre-Closing Tax Period The term “Pre-Closing Tax Period” shall mean all Tax periods ending on or before the Closing Date and all Tax periods beginning before the Closing Date and ending on or after the Closing Date, to the extent attributable to that portion of such Tax period through the Closing Date.

10.94       Product. The term “Product” shall mean each product offered, distributed or sold by the Company and any other products with respect to which the Company has any liability, proprietary rights or beneficial interest.

10.95       Properties. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

10.96       Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 1.2.

10.97       Records. The term “Records” shall have the meaning set forth in Section 6.2(g).

10.98       Regulatory Agreement. The term “Regulatory Agreement” shall have the meaning set forth in Section 3.26.

10.99       Sacramone. The term “Sacramone” shall have the meaning set forth in the preamble.

10.100       Schedule Supplement. The term “Schedule Supplement” shall have the meaning set forth in Section 7.9.

10.101       SEC. The term “SEC” shall mean the U.S. Securities and Exchange Commission.

10.102       Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended.

10.103       Seller Indemnified Parties. The term “Seller Indemnified Parties” shall have the meaning set forth in Section 7.3(b).

10.104       Sellers. The Term “Sellers” shall have the meaning set forth in the preamble.

10.105       Seller’s Expenses. The term “Seller’s Expenses” shall have the meaning set forth in Section 9.3.

10.106       Service. The term “Service” shall mean each service offered or sold by the Company, or under development, and any other services with respect to which the Company has any liability, proprietary rights or beneficial interest.

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10.107       Shares. The term “Shares” shall have the meaning set forth in the second recital.

10.108       Special Representations. The term “Special Representations” shall have the meaning set forth in Section 9.1(c).

10.109       Sublease. The term “Sublease” means that certain Agreement of Sublease dated September 13, 2012, as modified and amended from time to time, whereby the Company, as sublandlord, leased to Subtenant, as subtenant, space consisting of a portion of the Leased Premises, subject, however, to the terms of the Lease.

10.110       Sublease Estoppel. The term “Sublease Estoppel” means a Sublease Estoppel Certificate duly executed by the Subtenant and addressed to the Company and the Buyer, setting forth the Lease Certifications within the context of Subtenant’s subleasehold interest in a portion of the Leased Premises as subtenant under the Sublease.

10.111       Subtenant. The term “Subtenant” means Market Research.com, Inc., or its permitted successors and assigns, as the subtenant of a portion of the Leased Premises under the Sublease.

10.112       Tangible Company Properties. The term “Tangible Company Properties” shall have the meaning set forth in Section 3.15.

10.113       Tax. The term “Tax” shall mean (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, unclaimed property, escheat, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit, and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

10.114       Tax Incentive. The term “Tax Incentive” shall have the meaning set forth in Section 8.1(o).

10.115       Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

10.116       Trade Secrets. The term “Trade Secrets” shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.117       Transaction Expenses. The term “Transaction Expenses” shall have the meaning set forth in Section 9.3.

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10.118       Treasury Regulations. The term “Treasury Regulations” shall mean the regulations that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

10.119       Working Capital. The term “Working Capital” means the (i) current assets of the Company (but excluding the Company’s available cash), minus (ii) the current liabilities of the Company, including, accounts payable, accrued expenses, and other current liabilities (but excluding capital leases, any other liabilities relating to Company’s Funded Indebtedness and any other of the Sellers’ Expenses related to the transaction contemplated by this Agreement).

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the Effective Date.

THE BUYER:

FTE NETWORKS, INC.

By:	/s/ Michael Palleschi
Name:	Michael Palleschi
Title:	Chief Executive Officer

THE COMPANY:

BENCHMARK BUILDERS, INC.

By:	/s/ Fred Sacramone
Name:	Fred Sacramone
Title:	President

THE SELLERS:

By:	/s/Brian McMahon
Name:	Brian McMahon

By:	/s/ Fred Sacramone
Name:	Fred Sacramone

By:	/s/William Reynolds
Name:	William Reynolds

By:	/s/Irena Spyt
Name:	Irena Spyt

By:	/s/Blain Henn
Name:	Blaine Henn

By:	/s/ Richard Prevost
Name:	Richard Prevost

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXECUTION COPY

EXHIBIT A – NOTE

CONVERTIBLE PROMISSORY NOTE

$___________	March ____, 2017

The undersigned, FTE Networks, Inc., a Nevada corporation (the “Obligor”), hereby promises to pay to __________, (the “Holder”), with an address at _____________________________, subject to the terms and conditions set forth herein and in the manner and at the place hereafter set forth, the principal sum of __________ USD) (the “Principal Amount”), which such amount shall be paid in accordance herewith, together with interest accrued thereon, computed at the rate of five percent (5%) per annum on the outstanding, unpaid Principal Amount hereof, from March ____, 2017 (the “Effective Date”) until the date such outstanding Principal Amount has been paid in full, or converted in accordance with the provisions of this Convertible Promissory Note (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, this “Note”). The Obligor and the Holder are sometimes hereinafter collectively called the “Parties” and each individually called a “Party”. The “Obligations” include the outstanding Principal Amount, together with any accrued and unpaid interest thereon and all fees, costs and expenses owed to the Holder under this Note, whether incurred before or after the commencement of a proceeding under the U.S. Bankruptcy Code.

This Note is being issued pursuant to that certain Stock Purchase Agreement dated as of March __, 2017, by and between the Obligor, Benchmark Builders, Inc., a New York corporation (“BBI”), and the stockholders of BBI, including the Holder (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Obligor acquired one hundred percent (100%) of the issued and outstanding capital stock of BBI. This Note is one of the “Notes” referred to in the Purchase Agreement. Except as defined or unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

Repayment. The Obligor shall pay the Principal Amount in one (1) installment of _______________ USD) on the earliest to occur (the “Maturity Date”) of (a) March ____, 2019, (b) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default (as defined below), and (c) a Sale of Obligor (as defined below). Interest accrued on the Principal Amount shall be compounded quarterly, on the last day of each March, June, September, and December, occurring during the term of this Note (each, an “Interest Payment Date”), with all accrued and then unpaid interest due and payable on the Maturity Date. If the date on which any payment is due hereunder falls on a day other than a Business Day, the payment thereof shall be extended to the next Business Day. For the purposes of this Note, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable law to be closed.

Interest. Interest shall be computed on the unpaid Principal Amount hereunder on the basis of a year composed of three hundred sixty-five (365) days, but shall accrue and be payable for the actual number of days during which the Principal Amount is outstanding and shall be compounded quarterly by capitalizing such interest quarterly. Accrued but unpaid interest shall be payable in accordance with Paragraph 1.

Location of Payment. The payments due under this Note shall be paid in lawful money of the United States of America in immediately available funds and delivered to the Holder by wire transfer to an account of the Holder designated in writing by the Holder for such purpose or, if no such account is so designated by the Holder, then by check to the Holder at the address set forth above.

Prepayment. The Obligor shall have the right to prepay all or any part of the balance of the Obligations, without penalty or premium, provided that any such prepayment of the Obligations shall be applied first, to fees, expenses and other amounts due under this Note (excluding principal and interest), if any, second, to accrued and unpaid interest on the Principal Amount to the date of such prepayment, and third, to the Principal Amount.

Conversion. This Note shall be convertible into Conversion Shares, at the Holder’s option, upon an Event of Default, and subject to the Obligor’s Offset Rights (as defined below), as set forth herein and on the terms and conditions set forth in this Paragraph 5.

Conversion Amount. Subject to the provisions of Paragraph 5 at any time, the Holder shall be entitled to convert all or any portion of the Conversion Amount (as defined below) into fully paid and non-assessable Conversion Shares in accordance with this Paragraph 5. The number of Conversion Shares issuable upon conversion of any Conversion Amount pursuant to this Paragraph 5 shall be determined by dividing (x) the then unpaid Principal Amount, and accrued interest thereon, of the outstanding indebtedness by (y) the Conversion Price Per Share as in effect on the date the notice of conversion is given. The Obligor shall not issue any fraction of a Conversion Share upon any such conversion. If the issuance would result in the issuance of a fraction of a Conversion Share, the Obligor shall round such fraction of a Conversion Share up to the nearest whole share. The Obligor shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Conversion Shares upon conversion of any Conversion Amount.

Reservation. The Obligor will at all times reserve and keep available out of its authorized but unissued shares of Buyer Common Stock, solely for the purpose of effecting the conversion of this Note into Conversion Shares, such number of shares of its duly authorized shares of Buyer Common Stock as will from time to time be sufficient to effect the conversion of this Note into Conversion Shares in full. If at any time the number of authorized but unissued shares of Buyer Common Stock is not sufficient to effect the conversion of this Note into Conversion Shares, the Obligor will take such action as may, in the reasonable opinion of its counsel, be necessary to increase its authorized but unissued shares of Buyer Common Stock to such number as is sufficient for such purpose, including engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to its certificate of incorporation. The Obligor further agrees that all shares of Buyer Common Stock that may be issued upon the conversion of the rights represented by this Note will be duly authorized and will be validly issued, fully paid and non-assessable, free from all taxes, Liens (other than Liens created by the Holder), charges and preemptive rights with respect to the issuance thereof, other than restrictions imposed by federal and state securities laws.

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Mechanics of Conversion; Delivery of Shares. To convert any Conversion Amount into Conversion Shares pursuant to the terms of this Paragraph 5, the Holder shall (A) transmit by electronic mail or facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Standard time, a notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Obligor and (B) surrender this Note to the Obligor via a nationally recognized overnight delivery service for delivery (or an indemnification undertaking reasonably satisfactory to the Obligor with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Obligor shall (X) if legends are not required to be placed on certificates of Conversion Shares and provided that the Obligor’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. If less than all of the outstanding Principal Amount and accrued and unpaid interest of this Note is converted pursuant to Subparagraph 5(a), then the Obligor shall as soon as practicable and in no event later than ten (10) Business Days after receipt of this Note, issue and deliver to the Holder a new Note representing the outstanding Principal Amount and accrued and unpaid interest not converted.

Offset; Dispute. The Parties acknowledge that in connection with the Purchase Agreement, the Obligor has the ability to offset and satisfy in lieu of making any payments hereunder, any Damages incurred by the Obligor for which the Company and/or the Sellers under the Purchase Agreement must provide indemnification, particularly, without limitation, under Section 7.3, Article 8 and Section 9.1 thereof (“Offset Rights”); provided, however, that the Obligor shall not be entitled to reduce the Conversion Amount or the number of Conversion Shares to be issued at any time following receipt of a Conversion Notice by offset unless the Obligor shall have delivered to the Holder a notice of indemnification claim in accordance with the provisions of Section 9.1(j) of the Purchase Agreement prior to receipt by the Obligor of a Conversion Notice.

Adjustment. The number of Conversion Shares issuable upon conversion of this Note or any portion thereof (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note or any portion thereof) and the Conversion Price Per Share therefor are subject to adjustment upon the occurrence of any of the following events between the Effective Date and the date that all Obligations hereunder are repaid or this Note is converted in full into Conversion Shares:

Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Conversion Price Per Share of this Note will be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number of outstanding Conversion Shares.

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Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization, reclassification or similar event involving the Obligor (or of any other corporation the stock or other securities of which are at the time receivable on the conversion of this Note) after the Effective Date, or in case, after such date, the Obligor (or any such corporation) shall consolidate with or merge with another entity, then, and in each such case, the Holder, upon the conversion of this Note at any time after the consummation of such reorganization, consolidation or merger, will be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such reorganization, consolidation or merger if the Holder had converted this Note immediately prior thereto, subject to further adjustment as provided in this Note, and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Obligor, including Sacramone) will be made in the application of the provisions in this Subparagraph 5(e) with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Subparagraph 5(e) will thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of this Note. The successor or purchasing corporation in any such reorganization, consolidation or merger will duly execute and deliver to the Holder a supplement hereto reasonably acceptable to the Holder acknowledging such entity’s obligations under this Note and, in each such case, the terms of this Note will be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such reorganization, consolidation or merger.

Conversion of Stock. In case all the authorized Buyer Common Stock is converted, pursuant to the certificate of incorporation, into other securities or property, or the Buyer Common Stock otherwise ceases to exist, then, in such case, the Holder, upon conversion of this Note at any time after the date on which the Buyer Common Stock is so converted or ceases to exist (the “Termination Date”), will receive, in lieu of the number of Conversion Shares that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Conversion Shares”), the stock and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Note with respect to the Former Number of Conversion Shares immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

Certificate of Adjustments. The Obligor will, at its expense, cause an authorized officer promptly to prepare a written certificate showing each adjustment or readjustment of the Conversion Price Per Share or the number of Conversion Shares or other securities issuable upon conversion of this Note and cause such certificate to be delivered to the Holder in accordance with the provisions of Paragraph 0. The certificate will describe the adjustment or readjustment and include a description in reasonable detail of the facts on which the adjustment or readjustment is based.

Events of Default. For purposes of this Note, each of the following shall constitute an “Event of Default” hereunder:

the failure of the Obligor to make any payment when due of the outstanding, unpaid principal amount on this Note, or of any amount due under Section 2.2 of the Purchase Agreement, whether at maturity, upon acceleration or otherwise;

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the failure of the Obligor to make any payment of interest on this Note, or any other amounts due under this Note (other than principal) when due, whether on an Interest Payment Date, at maturity, upon acceleration or otherwise, or the failure of the Obligor to perform or comply with any other duty or obligation of the Obligor under this Note, and such failure continues for more than ten (10) days after delivery by the Holder of written notice thereof; provided, however, that any failure to make any such foregoing payment due to the Obligor's exercise of its Offset Rights shall not constitute Events of Default;

the Obligor fails to make a required payment or payments on indebtedness for borrowed money of $______ or more in aggregate principal amount and such failure continues for more than ten (10) days;

there shall have occurred an acceleration of the stated maturity of any other indebtedness for borrowed money of the Obligor and/or its subsidiaries of $____ or more in aggregate principal amount;

if the Obligor shall admit in writing that it has become insolvent or cannot pay its debts generally as they become due;

if the Obligor files a petition to take advantage of any bankruptcy or insolvency law;

an order, judgment or decree is entered adjudicating the Obligor or any affiliate thereof as bankrupt or insolvent; or any order for relief with respect to the Obligor or any affiliate thereof is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Obligor or any affiliate thereof petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Obligor or any affiliate thereof or of any substantial part of the assets of the Obligor or any affiliate thereof, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Obligor or any affiliate thereof and either (i) the Obligor or such affiliate by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days;

if any general assignment for the benefit of the Obligor’s creditors shall be made;

there shall occur any default or material breach by the Obligor or its Affiliates under this Note, any of the Ancillary Agreements or the Purchase Agreement (collectively, the “Transaction Documents”), which default or breach remains uncured for a period of fifteen (15) days following the Obligor’s receipt of an initial written notice from Holder to Obligor of the occurrence or existence of such default or breach;

one or more non-monetary judgments, orders or decrees shall be rendered against the Obligor which have, either individually or in the aggregate, a material adverse effect upon the Obligor, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment, order, or decree, by reason of a pending appeal or otherwise, shall not be in effect;

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a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Obligor and its subsidiaries, exceeds $________ shall be rendered against the Obligor or any affiliate thereof and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged, or the initiation of any action, suit, proceeding or investigation that questions the validity of this Note or any of the other Transaction Documents or the right of the Obligor to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby; or

any provision of this Note or any of the other Transaction Documents shall for any reason not be now or cease to be in the future, valid, binding and enforceable in accordance with its terms, and any of such conditions remains uncured for a period of fifteen (15) days following the Obligor’s receipt of an initial written notice from Holder to Obligor of the occurrence or existence of such condition.

For so long as any Obligation under this Note remains outstanding (other than inchoate indemnity obligations), and in addition to any obligations on and covenants of the Obligor made pursuant to the Transaction Documents, the Obligor covenants and agrees with the Holder that, unless otherwise approved by the Holder in its sole discretion, the Obligor will and will cause each of its subsidiaries to, at all times promptly notify the Holder in writing of (i) the occurrence of an Event of Default, (ii) the occurrence of any event or condition which, with the giving of notice or the lapse of time (or both) would constitute an Event of Default and (iii) the occurrence of any event of default under any documentation governing indebtedness.

Consequences of the Occurrence of an Event of Default.

If an Event of Default set forth in Subparagraph 6(a) through 6(d), and 6(i) through 6(l) has occurred and is continuing, the Holder may, subject to the terms and conditions of this Note, declare all or any portion of the outstanding, unpaid Principal Amount, accrued interest, and other amounts owing under this Note, due and payable and demand immediate payment thereof, by cash or Buyer Common Stock at the election of the Holder, and, under such circumstances, if the Holder demands immediate payment thereof, the Obligor shall immediately pay to the Holder the such amounts requested to be paid. Upon the occurrence of any Event of Default as defined under Subparagraph 6(e) through 6(h), the outstanding, unpaid Principal Amount, accrued interest, and other amounts owing under this Note shall automatically become immediately due and payable in full, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligor.

Notwithstanding and without limiting Paragraph 7(a), upon the occurrence of any Event of Default, the Holder may pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under any of the other Transaction Documents.

Outstanding and unpaid Principal Amount and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable under this Note shall bear interest from and including the due date thereof until paid at a rate per annum equal to fifteen percent (15%) or the highest interest rate permitted by applicable law, whichever is lower (the “Default Rate”). Upon an Event of Default, the outstanding and unpaid Principal Amount shall bear interest at the Default Rate until such time as the Event of Default has been cured or waived.

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The Obligor shall pay to the Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder.

Tax Treatment. The Holder and the Obligor agree to treat this Note and the Obligations evidenced hereby as indebtedness for federal, state, local and foreign tax purposes.

No Impairment. The Obligor will not by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Section 9.5 of the Purchase Agreement is applicable to any proceeding in respect of this Note.

Amendments; Waiver. All amendments to this Note must be in writing and signed by the Holder and the Obligor. No delay or omission on the part of the Holder in exercising any right of the Holder hereunder shall operate as a waiver of such right or of any other right of the Holder under this Note. No waiver of any right of the Holder contained in this Note shall be effective unless in writing and signed by the Holder, nor shall a waiver on one occasion be construed as a waiver of any such right on any future occasion. Without limiting the generality of the foregoing, the acceptance by the Holder of any late payment shall not be deemed to be a waiver of the Event of Default arising as a consequence thereof. The Obligor waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

Assignment. The rights and obligations of Obligor and Holder shall be binding upon and benefit the successors and permitted assigns and transferees of Obligor and Holder; provided, that Obligor shall not be permitted to assign this Note or its rights or obligations hereunder without the prior written consent of the Holder in each instance, in the Holder’s sole and absolute discretion, and provided, further, that, in no event shall Holder sell, exchange, assign, pledge, hypothecate, transfer or otherwise dispose (each, a “Transfer”) of this Note or any interest of Holder therein without Obligor’s prior written consent, in its sole and absolute discretion. In the event of any permitted Transfer hereunder, (i) the Holder agrees to pay for all costs associated with documenting, implementing or otherwise accommodating such Transfer, including without limitation, any cost incurred in connection with the issuance of a replacement note as required under Subparagraph 15(c), (ii) each prospective Holder shall be, and shall provide a representation that it is, entering into such Transfer for its own account and not with a view to, or for sale in connection with, any subsequent distribution), and (iii) each prospective Holder shall become a party to this Note (or any replacement note). Any Transfer by the Holder or assignment by the Obligor made other than in strict accordance with this Paragraph 12 shall be null and void. Any permitted transferee of the Holder’s rights and obligations under this Note in accordance with this Paragraph 12 shall be deemed to be the “Holder” for purposes of this Note.

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Notice. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) two (2) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) upon receipt after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Holder at the address set forth above, or to the Obligor in accordance with Section 9.4 of the Purchase Agreement, or to such address as may be subsequently provided by a Party by written notice to the other Party given in accordance with this Paragraph 13.

Certain Definitions.

“Conversion Amount” means the then outstanding Principal Amount and accrued interest of this Note (subject to the Obligor’s Offset Rights set forth in Section 5(d)) to be converted or otherwise with respect to which this determination is being made.

“Conversion Price Per Share” means $0.475 (subject to adjustment as provided herein).

“Conversion Shares” means the shares of Buyer Common Stock and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms. The number and character of Conversion Shares are subject to adjustment as provided herein.

“Sale of Obligor” means (i) the acquisition of the Obligor by another Person or group of related Persons by means of any transaction or series of related transactions (including any acquisition of Obligor securities or derivative securities, reorganization, merger or consolidation, but excluding (x) any issuance and sale by the Obligor, in one transaction or a series of related transactions, of Obligor securities or derivative securities having less than a majority of the total voting power represented by the outstanding voting securities of the Obligor or (y) any issuance and sale by the Obligor of obligor securities or derivative securities for capital raising purposes, provided that in connection with either clause (x) or (y) above no proceeds are distributed to security holders of the Obligor or are used to repurchase or redeem any securities of the Obligor in connection with such transaction or within 12 months thereafter) after the consummation of which the holders of the voting securities of the Obligor outstanding immediately prior to such transaction or series of related transactions own, directly or indirectly, less than a majority of the total voting power represented by the outstanding voting securities of the Obligor or such other surviving or resulting entity (or if the Obligor or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) immediately after such transaction or series of related transactions; (ii) a sale, lease or other disposition of all or more than 50% of the assets of the Obligor and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Obligor; or (iii) any bankruptcy, liquidation, dissolution or winding up of the Obligor whether voluntary or involuntary.

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Miscellaneous.

With regard to all dates and time periods set forth or referred to in this Note, time is of the essence. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days), provided, however, that if the last day for taking such action falls on a weekend or a holiday in New York, New York, the period during which such action may be taken shall be automatically extended to the next Business Day.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of the Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by the Holder of any right or remedy preclude any other right or remedy.

The Obligor or the Holder (i) may, but shall not be obligated to, request in writing the issuance of a replacement note to evidence any increases or decreases in the balance of the Principal Amount pursuant to Paragraphs 1 and 4, (ii) shall request in writing the issuance of a replacement note to evidence any permitted assignment pursuant to Paragraph 12, and (iii) shall request in writing the issuance of a replacement note to evidence the mutilation, destruction, loss or theft of this Note (or any replacement note) and the ownership thereof, in each case, such replacement note being identical in form and substance in all respects to this Note (other than to reflect such changes as set forth in this Subparagraph 15(c)). Upon any such request or requirement, the Obligor shall issue such replacement notes and the Holder(s) of this Note or such replacement notes shall return such notes to be replaced to the Obligor, in each case marked “cancelled”, or deliver to the Obligor a lost note indemnity form in substance satisfactory to the Obligor and, with respect to any replaced notes, such notes shall thereafter be deemed no longer unpaid and/or outstanding hereunder.

After the Principal Amount and all interest due thereon, and any other amounts at any time owed on this Note has been paid in full (or deemed paid in full), this Note shall be surrendered to the Obligor for cancellation and shall not be reissued.

Notwithstanding any business or personal relationship between the Obligor and the Holder, or any officer, director, member, manager or employee of the Holder, that may exist or have existed, the relationship between the Obligor and the Holder under and with respect to this Note is solely that of debtor and creditor, the Holder has no fiduciary or other special relationship with the Obligor by virtue of this Note, the Obligor and the Holder are not partners or joint venturers, and no term or condition of any of this Note will be construed so as to deem the relationship between the Obligor and the Holder to be other than that of debtor and creditor.

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Paragraph headings are for the convenience of reference only and are not a part of this Note and shall not affect its interpretation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Obligor has caused this Note to be executed as of the Effective Date.

“OBLIGOR”:

FTE NETWORKS, INC.

By:
Name:	Michael Palleschi
Its:	Chief Executive Officer

EXECUTION VERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Note)

TO:

Reference is hereby made to that certain Convertible Promissory Note, dated __________, 2017, made by FTE Networks, Inc. in favor of __________ (the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note

The undersigned hereby irrevocably elects to convert $ of the Conversion Amount of the Note into Conversion Shares according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:	__________________________________________________
Conversion Amount to be converted:	$_________________________________________________

Number of Conversion Shares to be issued:	__________________________________________________
Amount of Note Unconverted:	$

Please issue the Conversion Shares in the following name and to the following address:

Issue to:
_________________________________
_________________________________
_________________________________
_________________________________

Authorized Signature:	_________________________________
Name:	_________________________________
Title:	_________________________________

Broker DTC Participant Code:

Account Number:

EXHIBIT B – SPYT EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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1.       Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2.       Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

3.       Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

4.       Compensation and Benefits.

4.1       Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

4.1.1       Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

4.2        Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

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4.2.1       Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

4.2.2       Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

4.2.3       Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

5.       Termination.

5.1       Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

5.2       Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

5.3       Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

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5.4       Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

5.5       Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

5.6       Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

5.7       Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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5.8       Obligations upon Termination.

5.8.1       Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.8.2       Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.8.3       Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

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(a)       COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

5.9       Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.10       Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

5.11       Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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6.       Ownership of Works; Infringement Indemnity.

6.1       Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

6.2       Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

6.3       Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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7.       Covenants.

7.1       Definitions.

7.1.1       The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

7.1.2       The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

7.1.3       The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

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7.1.4       The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

7.1.5       The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

7.1.6       The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

7.1.7       The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

7.1.8       The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

7.1.9       The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

7.2       Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

7.3       Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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7.4       Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

7.5       Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

7.6       Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(a)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(b)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(a)	files any document containing the trade secret under seal; and

(b)	does not disclose the trade secret, except pursuant to court order.

7.7       Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

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7.8       Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

7.9       Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

7.10       Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

8.       Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

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9.                 Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

10.              Miscellaneous.

10.1          Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

10.2          Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

10.3          Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

10.4          Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

10.5          Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

10.6          Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

10.7          Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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10.8          Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

10.9          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

10.10      No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

10.11      Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

10.12      Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

10.13      EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:______________________________________
Name: Fred Sacramone
Title: President

EXECUTIVE
_________________________________________

EXHIBIT C – MCMAHON EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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11.              Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

12.              Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

13.              Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

14.              Compensation and Benefits.

14.1          Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

14.1.1                      Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

14.2          Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

14.2.1                      Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

14.2.2                      Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

14.2.3                      Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

15.              Termination.

15.1          Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

15.2          Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

15.3          Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

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15.4          Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

15.5          Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

15.6          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

15.7          Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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15.8          Obligations upon Termination.

15.8.1                      Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

15.8.2    Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

15.8.3    Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(c)                COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

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15.9          Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

15.10      Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

15.11      Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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16.              Ownership of Works; Infringement Indemnity.

16.1          Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

16.2          Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

16.3          Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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17.              Covenants.

17.1          Definitions.

17.1.1                      The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

17.1.2                      The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

17.1.3                      The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

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17.1.4                      The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

17.1.5                      The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

17.1.6                      The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

17.1.7                      The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

17.1.8                      The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

17.1.9                      The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

17.2          Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

17.3          Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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17.4          Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

17.5          Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

17.6          Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(d)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(e)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(f)	files any document containing the trade secret under seal; and

(g)	does not disclose the trade secret, except pursuant to court order.

17.7          Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

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17.8          Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

17.9          Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

17.10      Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

18.              Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

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19.              Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

20.              Miscellaneous.

20.1          Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

20.2          Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

20.3          Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

20.4          Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

20.5          Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

20.6          Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

20.7          Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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20.8          Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

20.9          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

20.10      No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

20.11      Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

20.12      Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

20.13      EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:______________________________________
Name: Fred Sacramone
Title: President

EXECUTIVE
_________________________________________

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EXHIBIT D – SACRAMONE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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21.              Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

22.              Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

23.              Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

24.              Compensation and Benefits.

24.1          Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

24.1.1                      Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

24.2          Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

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24.2.1                      Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

24.2.2                      Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

24.2.3                      Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

25.              Termination.

25.1          Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

25.2          Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

25.3          Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

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25.4          Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

25.5          Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

25.6          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

25.7          Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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25.8          Obligations upon Termination.

25.8.1                      Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

25.8.2    Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

25.8.3    Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(h)               COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

25.9          Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

25.10      Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

 25.11      Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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26.              Ownership of Works; Infringement Indemnity.

26.1          Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

26.2          Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

26.3          Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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27.              Covenants.

27.1          Definitions.

27.1.1                      The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

27.1.2                      The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

27.1.3                      The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

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27.1.4                      The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

27.1.5                      The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

27.1.6                      The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

27.1.7                      The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

27.1.8                      The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

27.1.9                      The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

27.2          Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

27.3          Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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27.4          Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

27.5          Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

27.6          Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)

is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(j)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(k)	files any document containing the trade secret under seal; and

(l)	does not disclose the trade secret, except pursuant to court order.

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27.7          Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

27.8          Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

27.9          Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

27.10      Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

28.              Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

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29.              Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

30.              Miscellaneous.

30.1          Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

30.2          Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

30.3          Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

30.4          Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

30.5          Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

30.6          Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

30.7          Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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30.8          Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

30.9          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

30.10      No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

30.11      Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

30.12      Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

30.13      EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:______________________________________
Name:
Title:

EXECUTIVE
_________________________________________

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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31.              Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

32.              Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

33.              Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

34.              Compensation and Benefits.

34.1          Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

34.1.1                      Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

34.2          Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

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34.2.1                      Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

34.2.2                      Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

34.2.3                      Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

35.              Termination.

35.1          Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

35.2          Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

35.3          Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

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35.4          Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

35.5          Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

35.6          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

35.7          Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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35.8          Obligations upon Termination.

35.8.1                      Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

35.8.2    Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

35.8.3    Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(m)             COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

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35.9          Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

35.10      Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

35.11      Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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36.              Ownership of Works; Infringement Indemnity.

36.1          Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

36.2          Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

36.3          Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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37.              Covenants.

37.1          Definitions.

37.1.1                      The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

37.1.2                      The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

37.1.3                      The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

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37.1.4                      The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

37.1.5                      The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

37.1.6                      The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

37.1.7                      The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

37.1.8                      The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

37.1.9                      The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

37.2          Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

37.3          Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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37.4          Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

37.5          Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

37.6          Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(n)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(o)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(p)	files any document containing the trade secret under seal; and

(q)	does not disclose the trade secret, except pursuant to court order.

37.7          Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

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37.8          Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

37.9          Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

37.10      Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

38.              Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

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39.              Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

40.              Miscellaneous.

40.1          Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

40.2          Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

40.3          Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

40.4          Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

40.5          Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

40.6          Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

40.7          Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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40.8          Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

40.9          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

40.10      No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

40.11      Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

40.12      Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

40.13      EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:______________________________________
Name: Fred Sacramone
Title: President

EXECUTIVE
_________________________________________

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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41.              Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

42.              Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

43.              Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

44.              Compensation and Benefits.

44.1          Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

44.1.1                      Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

44.2          Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

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44.2.1                      Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

44.2.2                      Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

44.2.3                      Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

45.              Termination.

45.1          Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

45.2          Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

45.3          Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

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45.4          Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

45.5          Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

45.6          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

45.7          Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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45.8          Obligations upon Termination.

45.8.1                      Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

45.8.2    Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

45.8.3    Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(r)                 COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

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45.9          Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

45.10      Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

45.11      Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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46.              Ownership of Works; Infringement Indemnity.

46.1          Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

46.2          Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

46.3          Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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47.              Covenants.

47.1          Definitions.

47.1.1                      The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

47.1.2                      The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

47.1.3                      The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

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47.1.4                      The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

47.1.5                      The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

47.1.6                      The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

47.1.7                      The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

47.1.8                      The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

47.1.9                      The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

47.2          Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

47.3          Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

47.4          Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

47.5          Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

47.6          Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(s)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(t)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(u)	files any document containing the trade secret under seal; and

(v)	does not disclose the trade secret, except pursuant to court order.

47.7          Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

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47.8          Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

47.9          Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

47.10      Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

48.              Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

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49.              Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

50.              Miscellaneous.

50.1          Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

50.2          Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

50.3          Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

50.4          Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

50.5          Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

50.6          Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

50.7          Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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50.8          Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

50.9          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

50.10      No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

50.11      Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

50.12      Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

50.13      EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:______________________________________
Name: Fred Sacramone
Title: President

EXECUTIVE
_________________________________________

EXHIBIT E – REYNOLDS EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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51.              Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

52.              Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

53.              Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

54.              Compensation and Benefits.

54.1          Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

54.1.1                      Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

54.2          Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

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54.2.1                      Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

54.2.2                      Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

54.2.3                      Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

55.              Termination.

55.1          Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

55.2          Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

55.3          Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

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55.4          Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

55.5          Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

55.6          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

55.7          Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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55.8          Obligations upon Termination.

55.8.1                      Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

55.8.2    Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

55.8.3    Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(w)              COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

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55.9          Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

55.10      Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

55.11      Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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56.              Ownership of Works; Infringement Indemnity.

56.1          Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

56.2          Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

56.3          Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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57.              Covenants.

57.1          Definitions.

57.1.1                      The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

57.1.2                      The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

57.1.3                      The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

57.1.4                      The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

57.1.5                      The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

57.1.6                      The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

57.1.7                      The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

57.1.8                      The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

57.1.9                      The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

57.2          Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

57.3          Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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57.4          Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

57.5          Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

57.6          Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(x)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(y)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(z)	files any document containing the trade secret under seal; and

(aa)	does not disclose the trade secret, except pursuant to court order.

57.7          Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

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57.8          Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

57.9          Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

57.10      Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

58.              Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

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59.              Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

60.              Miscellaneous.

60.1          Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

60.2          Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

60.3          Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

60.4          Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

60.5          Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

60.6          Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

60.7          Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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60.8          Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

60.9          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

60.10      No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

60.11      Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

60.12      Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

60.13      EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:______________________________________
Name: Fred Sacramone
Title: President

EXECUTIVE
_________________________________________

EXHIBIT F – HENN EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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61.              Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

62.              Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

63.              Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

64.              Compensation and Benefits.

64.1          Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

64.1.1                      Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

64.2          Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

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64.2.1                      Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

64.2.2                      Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

64.2.3                      Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

65.              Termination.

65.1          Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

65.2          Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

65.3          Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability

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65.4          Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

65.5          Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

65.6          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

65.7          Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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65.8          Obligations upon Termination.

65.8.1                      Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

65.8.2    Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

65.8.3    Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(bb)           COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

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65.9          Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

65.10      Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

65.11      Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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66.              Ownership of Works; Infringement Indemnity.

66.1          Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

66.2          Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

66.3          Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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67.              Covenants.

67.1          Definitions.

67.1.1                      The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

67.1.2                      The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

67.1.3                      The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

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67.1.4                      The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

67.1.5                      The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

67.1.6                      The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

67.1.7                      The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

67.1.8                      The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

67.1.9                      The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

67.2          Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

67.3          Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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67.4          Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

67.5          Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

67.6          Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(cc)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
(dd)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(ee)	files any document containing the trade secret under seal; and

(ff)	does not disclose the trade secret, except pursuant to court order.

67.7          Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

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67.8          Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

67.9          Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

67.10      Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

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68.              Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

69.              Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

70.              Miscellaneous.

70.1          Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

70.2          Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

70.3          Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

70.4          Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

70.5          Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

70.6          Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

70.7          Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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70.8          Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

70.9          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

70.10      No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

70.11      Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

70.12      Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

70.13      EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:______________________________________
Name: Fred Sacramone
Title: President

EXECUTIVE
_________________________________________

EXHIBIT G – PREVOST EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March [__], 2017 by and between Benchmark Builders, Inc., a New York corporation, with an address at 235 West 35th Street, Suite 901, New York, NY 10001 (the “Company”), and __________, an adult individual residing at [______________________________________] (the “Executive”).

RECITALS

WHEREAS, FTE Networks, Inc. (“FTE”), the Company and Executive are parties to that certain Stock Purchase Agreement, dated as of March 9, 2017 (the “Purchase Agreement”), in connection with which Executive is selling, conveying, assigning, transferring and delivering to FTE all of his issued and outstanding shares of capital stock of the Company and FTE intends to employ the Executive at the Company; and

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

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71.              Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

72.              Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the _____________________. Executive shall directly report to the President (the “President”) of the Company or his/her designee, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the General Superintendent for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that without the prior written consent of the Company, Executive shall be free to render services to other persons or entities outside of standard business hours, whether or not for compensation, provided that such services do not interfere with his duties to the Company or violate any applicable restrictive covenant by which he is bound, including, without limitation, the provisions of Section 7 hereof.

73.              Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2019 (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

74.              Compensation and Benefits.

74.1          Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of $__________ per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the “Salary” and be payable in accordance with the Company’s normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

74.1.1                      Annual Bonus. For each calendar year during the Term, including the 2017 calendar year, Executive shall be eligible for an annual discretionary cash bonus with a target of X% to XX% of Executive’s Salary in effect for such calendar year (the “Annual Bonus”). The Company shall pay Executive the Annual Bonus (if earned) in the year following the year for which it is earned, but in no event later than March 15 of such following calendar year.

74.2          Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) (“Generally Available Benefits”). Without limiting the generality of the foregoing, Executive shall be entitled to:

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74.2.1                      Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Executive for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

74.2.2                      Vacation/PTO. Executive shall be entitled to ___ weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry forward up to 20 days of unused PTO.

74.2.3                      Health Insurance. Company shall pay XX% percent of the costs of coverage for Executive and his dependents (if any) under FTE’s or the Company’s group health plan, as applicable.

75.              Termination.

75.1          Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

75.2          Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

75.3          Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company; provided, however, that the Executive shall have the right to challenge the determination of such physician’s independence. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

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75.4          Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive’s willful misconduct in connection with Executive’s duties and responsibilities to the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s being convicted of or entering a plea of nolo contendere to a felony; (v) Executive’s engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive’s refusal to perform his or her duties to the Company; provided, however, that “Cause” shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Cause” for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

75.5          Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

75.6          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that, unless otherwise waived by the Company, the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

75.7          Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if any of the following occurs without Executive’s express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive’s titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive’s titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive’s primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive’s Salary; (v) FTE’s or the Company’s failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company’s notice of its intention to not renew the Term, as described above in Section 3; provided, however, that “Good Reason” shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company’s cure period. All notices shall be provided in accordance with Section 10.1 below.

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75.8          Obligations upon Termination.

75.8.1                      Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

75.8.2    Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive’s person, Executive’s monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination or (ii) until the date Executive is deemed entitled to long term disability benefits under the Company’s long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

75.8.3    Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(gg)            COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the twelve (12) months following the Date of Termination (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

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75.9          Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the “Accrued Amounts”). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

75.10      Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the “Release”) (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, any stock option or other equity awards, or the Purchase Agreement; (ii) the Accrued Amounts; and (iii) Executive’s rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

75.11      Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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76. Ownership of Works; Infringement Indemnity.

76.1 Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

76.2 Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

76.3 Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

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77. Covenants.

77.1 Definitions.

77.1.1 The term “Company” for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

77.1.2 The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

77.1.3 The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

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77.1.4 The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

77.1.5 The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) five (5) years from the date hereof and (b) twelve (12) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

77.1.6 The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

77.1.7 The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

77.1.8 The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

77.1.9 The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

77.2 Non-Competition. During the Term and the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

77.3 Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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77.4 Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

77.5 Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

77.6 Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (” DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(hh)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(jj)	files any document containing the trade secret under seal; and

(kk)	does not disclose the trade secret, except pursuant to court order.

77.7 Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

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77.8 Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys’ fees and costs.

77.9 Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

77.10 Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

78. Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

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79. Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any con-tract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

80. Miscellaneous.

80.1 Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

80.2 Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

80.3 Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

80.4 Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

80.5 Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

80.6 Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

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80.7 Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

80.8 Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

80.9 Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

80.10 No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

80.11 Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.13 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

80.12 Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

80.13 EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

Benchmark Builders, INC.

By:
Name:	Fred Sacramone
Title:	President

EXECUTIVE

EXHIBIT H – REGISTRATION RIGHTS AGREEMENT

(a) REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of March ____, 2017 by and among FTE Networks, Inc., a Nevada corporation (the “Company”), and each of the several sellers signatory hereto (each such Seller, a “Seller” and, collectively, the “Sellers”).

WHEREAS, in connection with that certain Stock Purchase Agreement dated as of March 9, 2017 by and between the Company, Benchmark Builders, Inc., a New York corporation (“Benchmark”) and the Sellers (the “Purchase Agreement”), the Sellers have received shares of common stock in the Company, par value $0.001 per share, in the individual amounts set forth on Schedule 2.2(b) of the Purchase Agreement (the “Purchase Agreement Shares”) as consideration, in part, for their sale to the Company of all of the issued and outstanding capital stock in Benchmark; and

WHEREAS, to induce the Sellers to enter into the Purchase Agreement, the Company has agreed to grant the Sellers certain rights with respect to registration of Registrable Securities (as defined below) under the Securities Act pursuant to the terms of this Agreement.

NOW, THEREFORE, the Company and each Seller hereby agree as follows:

1. Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(c).

“Cut-Off Date” shall have the meaning set forth in Section 2(a).

“Demand Registration Statement” shall have the meaning set forth in Section 2(b).

“Effectiveness Date” means, with respect to the Initial Registration Statement or a Demand Registration Statement required to be filed hereunder, the 120th calendar day following the Filing Date and with respect to any additional Registration Statements which may be required pursuant to Section 2(d) or Section 3(c), the 90th calendar day following the date on which an additional Registration Statement is required to be filed hereunder; provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the 10th calendar day following the date on which the Company is so notified if such date precedes the dates otherwise required above (unless the Company is required to update its financial statements prior to requesting acceleration of such Registration Statement, which will require the Company to file an amendment to such Registration Statement, in which case the Company shall file any necessary amendment to such Registration Statement and request effectiveness thereof as soon as reasonably practicable and in no event later than the 60th calendar day following the Filing Date); provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

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“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Filing Date” means, with respect to (a) the Initial Registration Statement required hereunder, the later of (i) the 90th calendar day following the Closing Date or (ii) the 45th calendar day following the Company’s completion of all of its 2016 fiscal year end audits; (b) with respect to a Demand Registration Statement, the filing date specified in Section 2(b); and (c) with respect to any additional Registration Statements, which may be required pursuant to Section 2(b), Section 2(d) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement Shares” means the shares of common stock issued to the Sellers pursuant to the Purchase Agreement.

“Registrable Securities” means, as of any date of determination, (a) all of the Purchase Agreement Shares and (b) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such securities become eligible for resale under Rule 144 without restriction or limitation, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders, as reasonably determined by the Company, upon the advice of counsel to the Company. For the avoidance of doubt, any such Registrable Securities shall cease to be Registrable Securities after the Cut-Off Date.

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“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and Section 2(b), including a Demand Registration Statement, and any additional registration statements contemplated by Section 2(d) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

2. Registration.

(a) On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-1, unless expressly specified otherwise, or such other Securities Act form available to the Company for such filing. Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until the first to occur of: (A) the date that is three (3) years from the date the Registration Statement is declared effective by the Commission (the “Cut-Off Date”) and (B) the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold Rule 144 without restriction or limitation, as determined by the counsel to the Company pursuant to a written opinion letter which shall be obtained at the Company’s expense, to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. Eastern Time on a Trading Day. The Company shall immediately notify the Holders via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. Eastern Time on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

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(b) Demand Rights.

(i) If at any time after the filing of the Initial Registration Statement and when it is eligible to use a Form S-3 registration statement, the Company shall receive from any Holder (and the Holder remains the owner of at least thirty percent (30%) of the Registrable Securities then outstanding) a written request or requests that the Company file a Registration Statement on Form S-3 (“Demand Registration Statement”) with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities within ten (10) Business Days thereafter, and as soon as practicable, but in any event within sixty (60) days after the date such request is given by the initiating Holders in accordance with this Section, file such Demand Registration Statement as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from the Company.

(ii) Notwithstanding the foregoing obligations, if the Company furnishes to a Holder, after requesting a registration pursuant to Section 2(b)(i), a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s board of directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective, because (i) the Company has engaged or has fixed to engage within ninety (90) days of such request in a registered public offering as to which the Company’s stockholders may include Registrable Shares or (ii) the Company is engaged in any other activity that, in the good faith determination of the Company’s board of directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred eighty (180) days after the later of (x) the date the request of the Holder is given and (y) the effective date of such offering, the date of commencement of such other material activity, or the date of such written opinion of the Company’s investment banker, as applicable; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

(iii) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2(b)(i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective; nor shall the Company be obligated to effect, or to take any action to effect, more than one registration pursuant to Section 2(b)(i). A registration shall not be counted as “effected” for purposes of this Subsection 2(b)(i) until such time as the applicable Registration Statement has been declared effective by the SEC, unless the Holder withdraws its request for such registration, elects not to pay the registration expenses therefor, and forfeits its right to one demand registration statement pursuant to this Section, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section.

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(c) Notwithstanding the registration obligations set forth in Sections 2(a) and 2(b), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-1 or Form S-3.

(d) Notwithstanding any other provision of this Agreement, if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment as anticipated by the Company. In the event the Company amends the Initial Registration Statement in connection with the foregoing, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1, Form S-3, or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

3. Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(b) Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. Notwithstanding the above, the Company shall not be obligated to provide the Holders advance copies of any universal shelf registration statement registering securities in addition to those required hereunder, or any Prospectus prepared thereto. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of 67% or more of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than three (3) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Stockholder Questionnaire”) on a date that is not less than three (3) Trading Days prior to the Filing Date or by the end of the third (3rd) Trading Day following the date on which such Holder receives draft materials in accordance with this Section. The Company shall furnish to each Holder (A) a Selling Stockholder Questionnaire for completion at least ten (10) Trading Days prior to the Filing Date, together with a request that such Selling Stockholder Questionnaire be completed and returned to the Company in a timely manner and (B) a specific reference to this Section 3(a).

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(c) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(d) If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case, prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(e) Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus, provided, however, in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company.

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(f) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(g) Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(h) Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(i) The Company shall cooperate with any broker-dealer through which a Holder proposes to resell its Registrable Securities in effecting a filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110, as requested by any such Holder.

(j) Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within such states as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that, the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

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(k) If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement and applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(l) Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its reasonable best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(k) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 3(d), for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period.

(m) Comply with all applicable rules and regulations of the Commission.

(n) The Company shall use its reasonable best efforts to maintain eligibility for use of Form S-1 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(o) The Company may require each selling Holder to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any breach that may otherwise occur because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.

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4. Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities) and (D) if not previously paid by the Company, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement.

5. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent that (i) such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.

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(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: (x) such Holder’s failure to comply with any applicable prospectus delivery requirements of the Securities Act or the plan of distribution in any Registration Statement through no fault of the Company or (y) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent that such information relates to such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), to the extent related to the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

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Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party; provided, that, the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

6. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to a Registration Statement.

(c) Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its commercially reasonable efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

(d) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 67% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security). If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(d). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

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(e) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. Each Holder may assign their respective rights hereunder only in the manner and to such Persons as may permitted under the Purchase Agreement.

(g) No Inconsistent Agreements. The Company has not entered, as of the date hereof, and the Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The Company has not previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(h) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(i) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(j) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(l) Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(m) Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(p) (Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the Execution Date.

THE COMPANY:

FTE NETWORKS, INC.

By:
Name:	Michael Palleschi
Title:	Chief Executive Officer

THE SELLERS:

By:
Name:	Brian McMahon

By:
Name:	Fred Sacramone

Annex A

Selling Stockholder Notice and Questionnaire

FTE Networks, Inc.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owners of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) of FTE Networks, Inc. (the “Company”), understand that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the resale of the shares of Common Stock held by the undersigned (the “Registrable Securities”). This Questionnaire is being furnished to you and other stockholders whose Common Stock will be included in the Registration Statement. This Questionnaire seeks information necessary to complete the registration of these shares with the Commission.

To sell or otherwise dispose of any Registrable Securities in the offering, a holder or beneficial owner of Registrable Securities will be required to agree to be named as a selling stockholder in the related prospectus and execute and return this Selling Stockholder Questionnaire.

Please respond to every question unless otherwise directed. If the answer is “none” or “not applicable,” please so state. Please include all information sought by the related question. Unless stated otherwise, answers should be given as of the date you complete this Questionnaire. If there is any response or underlying factual matter about which you are uncertain, please discuss the matter fully and include any additional explanation or information which you believe is helpful.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

Please complete, sign, date, and email or fax this Questionnaire as soon as possible to David Lethem, CFO at FTE Networks, Inc, fax: 1-877-781-2583, email: dlethem@ftenet.com. Please call David Lethem at 239-561-9935 with any questions regarding this Questionnaire.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to register for resale the Registrable Securities owned by it and listed below in Question 5 (unless otherwise specified under such Question 5) in the Registration Statement.

A-1

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name. Full Legal Name of Selling Stockholder:

2.	Address for Notices to Selling Stockholder.

Telephone:

Fax:

Email address:

Contact Person:

3.	Relationship with the Company.

Describe the nature of any position, office or other material relationship the Selling Stockholder has had with the Company during the past three years:

4.	Organizational Structure. Please indicate or (if applicable) describe how the Selling Stockholder is organized.

(a)	Is the Selling Stockholder a natural person? (If so, please mark the box and skip to Question 5.)

Yes [ ]	No [ ]

A-2

(b)	Is the Selling Stockholder a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)? (If so, please mark the box and skip to Question 5.)

Yes [ ]	No [ ]

(c)	Is the Selling Stockholder a majority-owned subsidiary of a reporting company under the Exchange Act? (If so, please mark the box and skip to Question 5.)

Yes [ ]	No [ ]

(d)	Is the Selling Stockholder a registered investment company under the Investment Company Act of 1940? (If so, please mark the box and skip to Question 5.)

Yes [ ]	No [ ]

If the answer to all of the foregoing questions is “no,” please complete the following:

(e)	Legal Description of Selling Stockholder:

Please describe the type of legal entity that the Selling Stockholder is (e.g., corporation, partnership, limited liability company, etc.);

(f)	Please indicate whether the Selling Stockholder is controlled by another entity (such as a parent company, a corporate member, corporate shareholder, etc.) or is controlled by a natural person.

Controlled by:          Natural Person(s)     [  ]          Entity     [  ]

If you checked “Natural Person(s)”:

Please indicate the name of the natural person(s) who has voting or investment control over the shares held by the Selling Stockholder and the position of control that person(s) holds in or over the Selling Stockholder, then move to Question 5.

Name of natural person(s):_____________________________________

Controlling position in Selling Stockholder (e.g., sole member, controlling shareholder, sole stockholder, trustee, etc.): _____________ __________________________________________________________

If you checked “Entity”:

Please indicate the name and type of entity that controls the Selling Stockholder.

Name of controlling entity: ____________________________________

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Type of legal entity (e.g., corporation, partnership, limited liability company, etc.):

______________________________________________

Is this entity controlled by another entity (such as a parent company, a corporate member, corporate shareholder, etc.) or is it controlled by a natural person?

Controlled by:          Natural Person(s)     [  ]          Entity*     [  ]

If you checked “Natural Person(s)”:

Name of natural person(s) who controls this entity and has voting or investment control over the shares held by the Selling Stockholder the Selling Stockholder: ____________________________________________________

Natural person’s position in this entity (e.g., sole member, controlling shareholder, sole stockholder, trustee, etc.): ____________________________________________________

*If you answered “Entity” here, please repeat step (f) for each controlling entity moving up the corporate chain of control until you reach the level at which there is only a natural person or persons in control (e.g., Acme LLC is controlled by ABC Corp., its member, which is controlled by X shareholder, its controlling shareholder). List the name of the entities along that chain of control, the types of entity each is, the natural person(s) in control of the ultimately controlling entity, and his or her control position over that entity in the lines below:

(Continued on next page…)

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5.	Beneficial Ownership of Registrable Securities:

This question covers beneficial ownership of the Company’s securities.

(a)	Please state the number of shares of the Company’s Common Stock that the Selling Stockholder beneficially owns as of the date of this Questionnaire:

(b)	Please state the number of shares of the Registrable Securities that the Selling Stockholder wishes to have registered for resale in the Registration Statement.

Common Stock: ______________________

6.	Broker-Dealer Status:

(a)	Is the Selling Stockholder a broker-dealer?

Yes [ ]	No [ ]

(b)	If “yes” to Question 6(a), did the Selling Stockholder receive the Registrable Securities as compensation for investment banking services to the Company?

Yes [ ]	No [ ]

Note:	If the answer to Question 6(b) is no, Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Is the Selling Stockholder an affiliate of a broker-dealer?

Yes [ ]	No [ ]

(d)	If the Selling Stockholder is an affiliate of a broker-dealer, does the Selling Stockholder certify that it purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, the Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes [ ]	No [ ]

Note:	If the answer to Question 6(d) no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

7.	Legal Proceedings with the Company. Is the Company a party to any pending legal proceeding in which the Selling Stockholder is named as an adverse party?

Yes [ ]	No [ ]

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State any exceptions here:

8.	Reliance on Responses. The undersigned acknowledges and agrees that the Company and its legal counsel shall be entitled to rely on its responses in this Questionnaire in all matters pertaining to the Registration Statement and the sale of any Registrable Securities pursuant to the Registration Statement.

[SIGNATURE PAGE FOLLOWS]

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The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Questions 1 through 7 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

BENEFICIAL OWNER (individual)	BENEFICIAL OWNER (entity)

Print Name	Name of Entity

Signature	Signature

Print Name: ____________________________________
Signature (if Joint Tenants or Tenants in Common)

Title:_________________________________________

PLEASE FAX OR PDF A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL TO:

FTE Networks, Inc.

999 Vanderbilt Beach Road, Suite 601

Naples, FL 34108

ATTN: David Lethem, CFO

FAX: 1-877-781-2583

Email: dlethem@ftenet.com

EXHIBIT I – LEASE CERTIFICATIONS

The Landlord or Subtenant, as the case may be, shall provide an estoppel certificate substantially setting forth the following certifications, without material deviation, addressed to the benefit of the Company and the Buyer.

1.	The undersigned is the [landlord][subtenant] under that certain [Lease][Sublease] dated _________ by and between __________, as landlord (“Landlord”) , and __________ as tenant (“Tenant”), pursuant to which Landlord leased to Tenant certain demised premises (“Premises”) located at _______________, which [Lease][Sublease], as modified, amended or otherwise changed, is referred to herein as the “Lease.”

2.	A true and complete copy of the Lease is attached hereto as Exhibit A.

3.	Except for the Lease, there are no oral or written agreements, understandings or arrangements between Landlord and Tenant relating to the Premises.

4.	The Lease is in full force and effect as of the date hereof.

5.	The current term of the Lease expires on __________________.

6.	The current monthly fixed, minimum or basic rent currently payable by Tenant to Landlord under the Lease is ___________________________ and ___/100 Dollars ($________________) per month. Tenant has paid all rent for the Premises, including additional rent, percentage rent (if any), Tenant’s proportionate share of real estate taxes, insurance, and operating expenses, and all other sums or charges due and payable under the Lease by Tenant to Landlord, for the period up to and including _________________. No rent has been or will be paid more than one (1) month in advance.

7.	Neither Tenant nor Landlord is in breach of, or in default under, the Lease, and [Landlord][Tenant] knows of no event or condition which, with the passage of time or the giving of notice or both, would constitute such a breach or default by either party.

8.	As of the date hereof, there is no condemnation or eminent domain proceedings pending or, to the best of [Landlord][Tenant]’s knowledge, threatened that affect the Premises or any part thereof.

This certificate shall be binding upon [Landlord][Tenant] and its successors and assigns and shall inure to the benefit of and will be relied upon by the addressees herein stated above, and their respective successors, assigns and designees.